Exhibit 10.35
EXECUTION COPY
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
DATED AS OF SEPTEMBER 7, 2010
BY AND AMONG
ONYX PHARMACEUTICALS, INC. AND
ONYX THERAPEUTICS, INC.
AND
ONO PHARMACEUTICAL CO., LTD.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	- 1 -

ARTICLE 2 LICENSES	- 13 -

2.1 Grant to Ono	- 13 -
2.2 Grant to Onyx	- 13 -
2.3 Tsu-jo Jisshiken Tohroku	- 13 -
2.4 Additional Licensing Provisions	- 13 -
2.5 Performance by Affiliates and Sublicensees	- 15 -
2.6 Exclusivity	- 15 -
2.7 Restrictive Covenants	- 16 -

ARTICLE 3 GOVERNANCE	- 16 -

3.1 Joint Development Committee	- 16 -
3.2 Joint Development Committee Membership	- 17 -
3.3 Joint Development Committee Meetings	- 17 -
3.4 Decision-Making	- 18 -
3.5 Limits on JDC and Committee Authority	- 18 -
3.6 Disbanding the JDC	- 19 -
3.7 Committees	- 19 -
3.8 Actions	- 19 -
3.9 Minutes of Committee Meetings	- 19 -

ARTICLE 4 DEVELOPMENT	- 20 -

4.1 Overview	- 20 -
4.2 Objectives Under the Development Plan	- 20 -
4.3 Development Plan	- 21 -
4.4 Development Costs	- 22 -
4.5 Records, Reports and Information	- 23 -
4.6 Development Diligence	- 23 -
4.7 Global Clinical Studies	- 24 -

ARTICLE 5 REGULATORY	- 24 -

5.1 Regulatory Data and Regulatory Materials	- 24 -
5.2 Regulatory Filings and Regulatory Approvals	- 24 -
5.3 Communications	- 26 -
5.4 No Other Regulatory Filings	- 26 -
5.5 Rights of Reference	- 26 -
5.6 Adverse Event Reporting; Safety Data Exchange and Medical Inquiries	- 27 -
5.7 Regulatory Authority Communications Received by a Party	- 28 -
5.8 Recall, Withdrawal, or Market Notification of Product	- 29 -

ARTICLE 6 COMMERCIALIZATION	- 30 -
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

i

6.1 Commercialization in the Field in the Territory	- 30 -
6.2 Ono’s Performance	- 30 -
6.3 Commercialization Liaisons	- 30 -
6.4 Reports	- 31 -
6.5 Joint Marketing Meetings	- 31 -
6.6 Commercialization Compliance	- 31 -
6.7 Promotional Materials	- 32 -
6.9 Product Trademarks and Product Trade Dress; Ono Trademarks and Ono Trade Dress	- 33 -
6.10 Global Branding Strategy	- 35 -

ARTICLE 7 SUPPLY	- 35 -
7.1 General	- 35 -
7.2 Carfilzomib Supply Agreements	- 36 -
7.3 0912 Supply Agreements	- 38 -
7.4 Supply Price Following Patent Term	- 38 -
7.5 Quality Agreement	- 39 -
7.6 Commercial Sample Supply Price	- 39 -
7.7 Non-Clinical Development Supply	- 39 -

ARTICLE 8 PAYMENTS	- 39 -

8.1 Upfront Payment	- 39 -
8.2 Milestone Payments	- 39 -
8.3 Royalties	- 40 -
8.4 Royalty Payments and Reports	- 41 -
8.5 Taxes and Withholding	- 41 -
8.6 Currency Conversion	- 42 -
8.7 Late Payments	- 42 -
8.8 Records; Audits	- 42 -

ARTICLE 9 INTELLECTUAL PROPERTY MATTERS	- 43 -

9.1 Ownership of Intellectual Property	- 43 -
9.2 Disclosures; Disputes Regarding Inventions	- 44 -
9.3 Patent Filings, Prosecution and Maintenance	- 44 -
9.4 Defense and Enforcement of Patents	- 47 -
9.5 Patent Term Extensions	- 49 -
9.6 Patent Marking	- 50 -
9.7 Patent Challenge	- 50 -

ARTICLE 10 REPRESENTATIONS, WARRANTIES AND COVENANTS	- 50 -

10.1 Mutual Representations and Warranties	- 50 -
10.2 Representations, Warranties and Covenants of Onyx	- 51 -
10.3 Representations, Warranties and Covenants of Ono	- 52 -
10.4 Disclaimer	- 52 -
10.5 No Other Representations or Warranties	- 52 -
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 11 INDEMNIFICATION	- 52 -

11.1 Indemnification by Onyx	- 52 -
11.2 Indemnification by Ono	- 53 -
11.3 Indemnification Procedures	- 53 -
11.4 Limitation of Liability	- 55 -
11.5 Insurance	- 55 -

ARTICLE 12 CONFIDENTIALITY	- 56 -

12.1 Confidential Information	- 56 -
12.2 Confidentiality Obligations	- 56 -
12.3 Permitted Disclosure and Use	- 57 -
12.4 Notification	- 57 -
12.5 Publicity; Filing of this Agreement	- 58 -
12.6 Publication	- 59 -
12.7 Use of Names	- 59 -
12.8 Survival	- 59 -

ARTICLE 13 TERM AND TERMINATION	- 59 -

13.1 Term	- 59 -
13.2 Termination by Ono for Scientific or Commercial Reasons	- 60 -
13.3 Termination for Breach	- 60 -
13.4 Termination as a Result of Bankruptcy	- 60 -
13.5 Termination by Onyx	- 60 -

ARTICLE 14 EFFECTS OF EXPIRATION AND TERMINATION	- 60 -

14.1 Effects of Termination	- 60 -
14.2 Ono Rights Arising Under Section 13.3	- 63 -
14.3 Accrued Rights	- 63 -
14.4 Survival	- 63 -
14.5 Rights in Bankruptcy	- 63 -

ARTICLE 15 DISPUTE RESOLUTION	- 64 -

15.1 Disputes	- 64 -
15.2 Escalation of Disputes	- 64 -
15.3 Mediation	- 64 -
15.4 Arbitration	- 64 -
15.5 Litigation and Jurisdiction	- 66 -
15.6 Patent and Trademark Dispute Resolution	- 66 -
15.7 Injunctive Relief	- 66 -

ARTICLE 16 MISCELLANEOUS	- 66 -

16.1 Change of Control	- 66 -
16.2 Entire Agreement; Amendment	- 67 -
16.3 Force Majeure	- 67 -
16.4 Notices	- 67 -
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.5 No Strict Construction; Interpretation	- 68 -
16.6 Assignment	- 68 -
16.7 Further Actions	- 69 -
16.8 Severability	- 69 -
16.9 No Waiver	- 69 -
16.10 Independent Contractors	- 69 -
16.11 English Language; Governing Law	- 69 -
16.12 Counterparts	- 69 -
Schedules:

Schedule 1.3: CARFILZOMIB CHEMICAL STRUCTURE
Schedule 1.51: ONX 0912 CHEMICAL STRUCTURE
Schedule 3.2: INITIAL JDC MEMBERS
Schedule 4.3.2: INITIAL DEVELOPMENT PLAN & [**]
Schedule 4.4.1: CERTAIN GENERAL DEVELOPMENT ACTIVITIES
Schedule 10.2.6: LICENSED PATENTS
Schedule 16.1: ACQUIRERS TRIGGERING TERMINATION
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
This License, Development and Commercialization Agreement (this “Agreement”), dated as of September 7, 2010 (the “Effective Date”), is made by and among Onyx Pharmaceuticals, Inc., a Delaware corporation, and Onyx Therapeutics, Inc., a Delaware corporation (together referred to as, “Onyx”), and Ono Pharmaceutical Co., Ltd., a Japanese stock corporation (“Ono”). Onyx and Ono are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
Whereas, Onyx has developed and is currently further developing pharmaceutical products for the treatment of oncology indications;
Whereas, Ono has significant experience in the development and commercialization of pharmaceutical products in the Territory; and
Whereas, Ono and Onyx desire to establish a collaboration for the further development and commercialization of Product in the Field in the Territory.
Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this ARTICLE 1 or as otherwise defined elsewhere in this Agreement:
     1.1 “Affiliate” means any Person controlled by, controlling, or under common control with another Person, where “control” means ownership, either direct or indirect, of more than fifty percent (50%) of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.
     1.2 “Bulk Product” means, as applicable, either (i) the vial preparation with lyophilized drug product containing Carfilzomib, or (ii) bulk capsule or tablet in final dosage form containing ONX0912, in either case for Packaging and Labeling by Ono.
     1.3 “Carfilzomib” means [**], having the structure shown in Schedule 1.3.
     1.4 “Change of Control” means, with respect to a Party, (i) a merger, acquisition or consolidation with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, acquisition or consolidation, (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of the
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

outstanding securities of such Party, (iii) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates, (iv) the stockholders or equity holders of such Party shall approve a plan of complete liquidation of such Party or an agreement for the sale or disposition by such Party of all or a substantial portion of such Party’s assets, other than pursuant to the transaction as described above or to an Affiliate, or (v) a change in the composition of such Party’s board of directors (the “Board”) over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals whose election is endorsed by a majority of the members of the Board immediately before the date of election. In the case of each of sub-clauses (i), (ii) and (iii), such Third Party shall be referred to herein as “Acquirer”.
     1.5 “Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promotion, selling or offering for sale of a Product for an indication, including planning, market research, Pre-Marketing, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting. For clarity, “Commercialization” shall not include any activities related to clinical research, Manufacturing or Development of Product.
     1.6 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, including to Develop or Commercialize Product, those efforts and resources consistent with the usual practices of such Party in pursuing the development or commercialization of its own pharmaceutical products that are of similar market potential and strategic value as such Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Product and such Party’s other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party apply efforts sufficient to carry out the given obligation in a diligent and sustained manner without undue interruption, pause, or delay.
     1.7 “Competitive Product” means (i) with respect to the Parties, any product incorporating any molecule or compound that is known, at the time a Party is [**] to [**] of such product, to have [**] as its [**] of [**], other than Product hereunder or (ii) with respect to an Acquirer, in the case of Section 16.1, any product incorporating any molecule or compound that is known to have [**] as its [**] of [**].
     1.8 “Compound(s)” means Carfilzomib and/or ONX 0912.
     1.9 “Control” means, when used in reference to intellectual property, other intangible property, or materials, that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.10 “Develop”, “Developing” or “Development” means all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis and reporting, necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals for Product in the Field and all other development-related activities that are commercially useful, but shall not include any activities related to Commercialization or Manufacture.
     1.11 “Development Activities” means those Development activities undertaken by or on behalf of a Party or its Affiliates with respect to Product in the Field. For clarity, Ono shall be solely responsible for conducting Development activities in the Territory in accordance with this Agreement generally and ARTICLE 4 specifically.
     1.12 “Development Costs” means the costs and expenses incurred by a Party or its Affiliates attributable to, or reasonably allocable to, the Development of Product, including costs of conducting clinical trials (including Phase II Clinical Trials and other pre-Regulatory Approval studies) and Phase IV Clinical Trials (as well as other post-Regulatory Approval studies (including physician — initiated studies)). “Development Costs” shall include (i) [**] and (ii) [**] that are attributable or reasonably allocable to the Development of Product. For clarity, Development Costs shall [**] (but shall include [**]).
     1.13 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
     1.14 “FDA” means the U.S. Food and Drug Administration or its successor.
     1.15 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.
     1.16 “Field” means the use of Product to treat (i) [**] indications and (ii) such other indications as Onyx may decide, in its sole discretion, to pursue Regulatory Approval in any territory; provided, however, that the inclusion of an indication in the “Field” pursuant to the foregoing sub-clause (ii) shall be subject to Ono’s consent.
     1.17 “Finished Product” means Product in its full packaging and final presentation form ready for release to end-users.
     1.18 “First Commercial Sale” means, with respect to a Product, the first sale of such Product in the Territory by or on behalf of Ono, its Affiliates or its permitted distributors to a Third Party, after receipt of Regulatory Approval (including Pricing Approval, to the extent required for sale of a Product in the Territory, and any necessary labeling negotiations that may be required after Regulatory Approval and such Pricing Approval) for such Product in the Territory.
     1.19 “General Development Activities” means all Development Activities other than Territory Development Activities.
     1.20 “Generic Entry” means, with respect to a Product in the Field in the Territory, market entry (i.e., [**]) of a Third Party pharmaceutical product that: (i) contains a [**], and (ii)
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

has been granted a marketing authorization by an [**] that relies [**] or [**] and [**] generated for the [**] for such Product as determined by the applicable Regulatory Authority in the Territory.
     1.21 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) those standards required by the MHLW, (ii) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (iii) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (iv) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (v) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
     1.22 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) those standards required by the MHLW, (ii) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.
     1.23 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, (i) those standards required by the MHLW, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the principles detailed in the ICH Q7A guidelines, and (iv) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.
     1.24 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.
     1.25 “IND” means the equivalent application of an Investigational New Drug Application to the MHLW, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
     1.26 “Invented” means the acts of (an) inventor(s), as determined in accordance with Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code), in discovering, conceiving and reducing to practice an Invention.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.27 “Invention” means any writing, invention, discovery, improvement, technology or other Know-How (in each case, whether patented or not) pertaining to Compound or Product in the Field, that is not existing as of the Effective Date and is Invented under this Agreement during the Term.
     1.28 “JNDA” means (i) the single application or set of applications for approval and/or pre-market approval to Manufacture and Commercialize in the Territory a pharmaceutical or biologic product filed with the MHLW, and any related registrations with or notifications to the MHLW, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.
     1.29 “Joint Development Committee” or “JDC” means the joint development committee formed by the Parties as described in Section 3.1.
     1.30 “Joint Invention” means an Invention that is Invented jointly by an employee of, or Person under an obligation of assignment to, each of Onyx and Ono or their respective Affiliates.
     1.31 “Joint Patents” mean any Patents claiming a Joint Invention.
     1.32 “JPY” means a Japanese Yen.
     1.33 “Know-How” means intellectual property including any asset that comprises any of the following items and has a substantial value independent of the services of any individual: inventions, formulae, processes, designs, patterns, or know-how; copyrights; trademarks, trade names, or brand names; franchises; methods, programs, systems, procedures, campaigns, surveys, studies, forecasts, estimates, customer lists, or technical data; and other similar items (whether or not in documentary form and whether or not patentable, copyrightable or otherwise protectable under applicable laws).
     1.34 “Laws” means all applicable laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.
     1.35 “Licensed Technology” means any and all Patents (the “Licensed Patents”) and Know-How (the “Licensed Know-How”) in existence and Controlled by Onyx as of the Effective Date that are related to, embodied or incorporated in, or are used in conjunction with any Compound and/or Product and/or the Development, Commercialization, or exploitation thereof. For clarity, “Licensed Know-How” shall not include (i) any Onyx Manufacturing Technology, or (ii) the Licensed Patents.
     1.36 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of Bulk Product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and Bulk Product testing, handling and storage of Bulk Product and ongoing stability tests related to any of the foregoing; provided, however, that for purposes of clarity “Manufacture” shall include filling of Compound drug substance but shall exclude Packaging and Labeling (whether in commercial or clinical packaging presentation).
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.37 “Manufacturing Development Activities” means development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, manufacturing process validation, scale-up, and all other activities, including CMC-related activities, necessary for or related to the Manufacture of Product for use in the Field.
     1.38 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.
     1.39 “Medical Science Liaison” means an individual who is employed by or on behalf of Ono or its Affiliates and who provides educational services and other educational efforts directed towards the medical and/or scientific community.
     1.40 “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.
     1.41 “Net Sales” means the gross amount [**] by [**] or [**] on account of sales of Product to [**] Third Party in the distribution chain, less the following deductions [**] and [**] related to Product, actually allowed and not separately charged to, and paid by, Third Parties:
          1.41.1 customary trade, cash or quantity discounts, returns in accordance with Ono’s standard returned goods policy as consistently applied to Ono’s own products and rebates, chargebacks and allowances actually given to [**] Third Party in the distribution chain, all the foregoing to the extent actually paid to or granted to [**] Third Party in the distribution chain, and (i) not already reflected in the amount invoiced and (ii) granted within the same [**];
          1.41.2 retroactive price reductions that are actually allowed or granted;
          1.41.3 a fixed amount of [**]% of gross sales allocated to outbound freight, insurance, packing costs and other transportation charges; and
          1.41.4 mandatory sales-based or value added taxes and duties paid by Ono (and not reimbursed by a Third Party) in relation to the Product and mandatory sales-based contributions actually made by Ono for “Contributions for Drug Induced Suffering” and any sales-based contribution for “Contribution for Measure for Drug Safety,” in the amount [**] and [**] to the Pharmaceuticals and Medical Devices Agency (or “KIKO”) each as consistently applied by Ono to its products.
For clarity, while not Ono’s practice as of the Effective Date, in the event that Ono [**] for the [**] of a [**] including Product, or its Affiliates sell Product [**] of [**], such [**] shall be allocated to Product, for purposes of this Agreement, based on [**] sales to sales of all of [**] sold in the Territory.
     1.42 “New Licensed Technology” means any and all Patents (the “New Licensed Patents”) and Know-How (the “New Licensed Know-How”) arising from or developed on or after the Effective Date and Controlled by Onyx, and subject to a license granted to Ono by
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Onyx hereunder, that are related to, embodied or incorporated in, or are used in conjunction with any Compound and/or Product and/or the Development, Commercialization, or exploitation thereof. For clarity, “New Licensed Know-How” shall not include (i) any Onyx Manufacturing Technology, (ii) the Licensed Patents, or (iii) the New Licensed Patents.
     1.43 “NHI” means the Japanese national health insurance system, or its successor system.
     1.44 “NHI Price” means the reimbursement price of Product for purposes of the NHI.
     1.45 “NHI Price Approval” means approval of the NHI Price by the MHLW.
     1.46 “Ono Fiscal Year” means the twelve (12) month period beginning on April 1 and ending on March 31.
     1.47 “Ono Invention” means an Invention that is Invented, solely or jointly with a Third Party, by an employee of Ono or its Affiliates or a Person under an obligation of assignment to Ono or its Affiliates.
     1.48 “Ono Know-How” means all Know-How that is Controlled by Ono (or its Affiliates) as of the Effective Date and/or during the Term (other than as a result of the licenses granted by Onyx to Ono under this Agreement) that is necessary for the Development, Manufacture, use or Commercialization of a Compound or Product, and including any Ono Invention.
     1.49 “Ono Patent” means any Patent that is Controlled by Ono (or its Affiliates) as of the Effective Date and/or during the Term (other than as a result of the licenses granted by Onyx to Ono under this Agreement) and that claims or covers any Ono Know-How.
     1.50 “Ono Technology” means the Ono Know-How and the Ono Patents.
     1.51 “ONX 0912” means [**], having the structure shown in Schedule 1.51.
     1.52 “Onyx Invention” means an Invention that is Invented, solely or jointly with a Third Party, by an employee of Onyx or its Affiliates or a Person under an obligation of assignment to Onyx or its Affiliates.
     1.53 “Onyx Manufacturing Know-How” means all Know-How that is (i) Controlled by Onyx (or its Affiliates) as of the Effective Date and/or (ii) an Onyx Invention or a Joint Invention, in each case of (i) and (ii) which is necessary for Manufacture of Product for Commercialization in the Field in the Territory, including any CMC information.
     1.54 “Onyx Manufacturing Patent” means any Patent that is Controlled by Onyx (or its Affiliates) as of the Effective Date and/or during the Term, in each case, which is necessary for the Manufacture of Product for Commercialization in the Field in the Territory; provided, however, that an “Onyx Manufacturing Patent” shall not include any Licensed Patent.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.55 “Onyx Manufacturing Technology” means the Onyx Manufacturing Know-How and the Onyx Manufacturing Patents.
     1.56 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with generally accepted accounting standards in the U.S. or such other national accounting standards as may be applicable to a Party hereunder), other than Affiliates or employees, by either Party.
     1.57 “Patents” means any patents and patent applications and all substitutions, divisions, continuations, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.
     1.58 “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.
     1.59 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
     1.60 “Phase I Clinical Trial” means a clinical trial in humans, the principal purpose of which is to make a preliminary determination of metabolism, pharmacokinetics, dose findings or preliminary safety in healthy individuals or patients in the Japanese population.
     1.61 “Phase II Clinical Trial” means a clinical trial in humans, the principal purpose of which is to make a preliminary determination that a given product is safe in the Japanese population for its intended use and to obtain information about such product’s efficacy sufficient to permit the design of further clinical trials, or if no further trials are necessary, to enable an MAA filing.
     1.62 “Phase IV Clinical Trials” means post-marketing studies to delineate additional information about a pharmaceutical product’s risks, benefits, and optimal use, commenced after receipt of regulatory approval for a product in the indication for which such trial is being conducted.
     1.63 “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of Product in the Territory. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of Product in the Territory.
     1.64 “Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority, including the NHI Price Approval, establishing the price and/or reimbursement for Product for sale in a given country or regulatory jurisdiction, as required by
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Laws in such country or other regulatory jurisdiction prior to the sale of Product in such country or regulatory jurisdiction.
     1.65 “Product” means any pharmaceutical product, [**], incorporating a Compound.
     1.66 “Product Approval” means the approval of a Governmental Authority necessary for the marketing and sale of Product in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).
     1.67 “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Product sold by or on behalf of Ono (or any of its Affiliates or permitted distributors) in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.
     1.68 “Product Specifications” means those Manufacturing, performance, quality-control, and Packaging and Labeling specifications for Product in the Territory, which are initially as set forth in the applicable Product Approval for Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement.
     1.69 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than Product labels and package inserts) for marketing, advertising and promoting of Product in the Field in the Territory, for use (i) by a Sales Representative or a Medical Science Liaison or (ii) in advertisements, web sites or direct mail pieces.
     1.70 “Quality Agreement” means the quality agreement relating to Product between Ono and Onyx.
     1.71 “Regulatory Approvals” means all necessary approvals (including INDs, JNDAs, Product Approvals, Pricing Approvals, import permits, and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority, necessary for the manufacture, distribution, use, promotion and sale of Product in a given country or regulatory jurisdiction.
     1.72 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including, in the Territory, the MHLW.
     1.73 “Regulatory Costs” means the costs and expenses incurred by a Party or its Affiliates attributable to, or reasonably allocable to, the preparation, obtaining or maintaining of Regulatory Materials and Regulatory Approvals for Product in the Field in the Territory, including MAAs (other than Pricing Approval and Manufacturing-related Regulatory Approvals), including any filing fees. “Regulatory Costs” shall include (i) [**] and (ii) [**] that are attributable or reasonably allocable to the preparation of Regulatory Materials, and maintenance of Regulatory Approvals, for Product in the Field in the Territory. For clarity, Regulatory Costs shall exclude Development Costs.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.74 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for Product (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).
     1.75 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to Product other than a Patent right.
     1.76 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell or otherwise Commercialize Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, JNDAs, Drug Master Files, presentations, responses, and applications for other Product Approvals. For clarity, Regulatory Materials also include written minutes of any meeting with any Regulatory Authorities, including minutes prepared by said Regulatory Authorities and those prepared by Ono personnel.
     1.77 “Royalty Term” means, on a Product-by-Product basis in the Territory, the period of time beginning on the First Commercial Sale of such Product and ending upon the latest of: (i) the expiration of the last-to-expire Valid Claim covering or claiming [**] or [**] or [**] of the [**] or [**] in the Territory, (ii) expiration of [**] in the Territory, or (iii) the [**] ([**]) anniversary of the First Commercial Sale of such Product.
     1.78 “Sales Representative” means an individual who is employed by or on behalf of Ono (or its Affiliates) and who performs details and other promotional efforts with respect to Product.
     1.79 “Supply Shortfall” means, with respect to Bulk Product, (i) Onyx’s failure to deliver [**] Bulk Product ordered by Ono for a period of [**] after the [**], (ii) Onyx providing notice to Ono promptly after Onyx is aware that it will not be able to [**] supply Product in accordance with the terms of this Agreement such that the requirements of the preceding sub-clause (i) are met, or (iii) Onyx becoming insolvent or seeking relief from creditors under bankruptcy laws, or ceasing to do business, and providing notice as described in the preceding sub-clause (ii).
     1.80 “Territory” means Japan.
     1.81 “Territory Development Activities” means those Development Activities that are (i) necessary solely for obtaining or maintaining Regulatory Approval for Product in the Field in the Territory and (ii) post-Regulatory Approval filing date Development Activities for Product in the Field in the Territory.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.82 “Third Party” means any Person other than Onyx or Ono or their respective Affiliates.
     1.83 “Trial Completion” means the date upon which data base lock occurs; provided that, to the extent [**] is conducted and there is [**], then “Trial Completion” with respect to [**] shall be deemed to have occurred upon [**] of the [**] of the [**]. For clarity, in the event that [**] is conducted and [**] with respect to the [**] is required prior to entering [**] due to any unexpected event (e.g, a serious adverse event occurred), then (i) the [**] shall be deemed to be an [**] conducted [**], (ii) [**] shall be deemed to be an [**] conducted [**] and (iii) for clarity, “Trial Completion” with respect to each such deemed [**] study shall occur upon [**] with respect to each such deemed [**] study.
     1.84 “U.S.” means the United States of America and its possessions and territories.
     1.85 “Valid Claim” means a claim of a Patent, included within the Licensed Patents, New Licensed Patents, or Joint Patents which would be infringed by, contribute to the infringement of, or induce the infringement of, but for the license and rights granted to Ono hereunder, the research, Development, Manufacture or Commercialization of Product in the Territory which claim (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer[**].
     1.86 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) words of one gender include the other gender; (iv) words using the singular or plural number also include the plural or singular number, respectively; (v) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (vi) references to a Person are also to its permitted successors and assigns; (vii) references to an “ARTICLE”, “Section”, “Exhibit” or “Schedule” refer to an ARTICLE or Section of, or an Exhibit or Schedule to, this Agreement, unless expressly stated otherwise; and (viii) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
     1.87 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“0912 Supply Agreements”	7.3
“Acquirer”	1.4
“Agreement”	Preamble
“Audit”	8.8
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Term	Section
“Bankrupt Party”	14.5
“Board”	1.4
“Breaching Party”	13.3
“Carfilzomib Commercial Supply Agreement”	7.2.1
“Carfilzomib Product”	7.2.1
“Carfilzomib Development Supply Agreement”	7.2.1
“Carfilzomib Supply Agreements”	7.2.1
“CMC”	1.74
“Commercialization Liaison”	6.3
“Commercialization Plan”	6.5.5
“Committee”	3.7
“Confidential Information”	12.1
“Development Plan”	4.3.1
“Development Plan Event”	4.6
“Disbanding Notice”	3.6
“Disclosing Party”	12.1
“DMFs”	1.74
“Effective Date”	Preamble
“Executive Officer”	15.2
“Filing Party”	9.2
“Global Branding Strategy”	6.10
“ICC Rules”	15.4
“ICH”	1.21
“Indemnification Claim Notice”	11.3.1
“Indemnified Party” and “Indemnifying Party”	11.3.1
“Indemnitee” and “Indemnitees”	11.3.1
“Infringement Claim”	9.4.1	(a)
“Initial Development Plan”	4.3.2
“Joint Marketing Meeting” or “JMM”	6.5
“Licensed Know-How”	1.35
“Licensed Patents”	1.35
“Losses”	11.1
“Milestone Notification Notice”	8.2
“New Licensed Know-How”	1.42
“New Licensed Patents”	1.42
“Non-Filing Party”	9.2
“Ono”	Preamble
“Ono Promotional Materials”	6.82
“Ono Trade Dress”	6.10.1
“Ono Trademark”	6.10.1
“Onyx”	Preamble
“Onyx Promotional Materials”	6.8.2
“Packaging and Labeling”	7.2.2	(b)
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Term	Section
“Party” or “Parties”	Preamble
“Parallel Exportation”	2.7.1
“Patent Challenge”	9.7
“Product Trade Dress”	6.9.1
“Product Trademark”	6.9.1
“Receiving Party”	12.1
“Recovery”	9.4.2	(c)(iii)
“Redacted Agreement”	12.5.2
“Responsible Party”	9.4.1	(a)
“Royalty Rate”	8.3
“Second Source”	7.2.2	(a)
“Term”	13.1
“Third Party Claim”	11.1
“Third Party License”	9.4.1	(b)
“Upfront Payment”	8.1
ARTICLE 2
LICENSES
2.1	Grant to Ono.
          2.1.1 General Grants to Ono. Subject to the terms and conditions of this Agreement, Onyx hereby grants to Ono during the Term:
               (a) The exclusive, payment-bearing right and license under the Licensed Technology to Commercialize Products in the Field in the Territory, without the right to sublicense;
               (b) The exclusive payment-bearing right and license under the Licensed Technology to perform Territory Development Activities, including the rights to use, store, import, export and distribute, all for research and clinical purposes, Compound and/or Product and to conduct further research and to further develop the Licensed Technology in the Territory for the purposes of exercising the rights granted to it in Section 2.1.1(a), with the right to sublicense solely in accordance with Section 2.5; and
               (c) Subject to Section 7.2.2(a), the non-exclusive, right and license under the Onyx Manufacturing Technology to Manufacture Product anywhere in the world for the purposes of exercising the rights granted to it in Section 2.1.1, with the right to sublicense solely in accordance with Section 2.5.
          2.1.2 Additional Grants to Ono.
               (a) Subject to the terms and conditions of this Agreement, including in particular Section 6.9, Onyx hereby grants to Ono during the Term an exclusive license or sublicense, as applicable, without the right to sublicense, to use Product Trademark and Product
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Trade Dress solely to the extent necessary to (i) Commercialize Product in the Field in the Territory and (ii) Package and Label Product for Development or Commercialization in the Field in the Territory.
               (b) Subject to the terms and conditions of this Agreement, Onyx hereby grants to Ono during the Term:
                    (i) The exclusive right and license under the New Licensed Technology to Commercialize Product in the Field in the Territory, without the right to sublicense;
                    (ii) The exclusive, right and license under the New Licensed Technology to perform Territory Development Activities, including the rights to use, store, import, export and distribute, all for research and clinical purposes, Compound and/or Product and to conduct further research and to further develop the New Licensed Technology in the Territory for the purposes of exercising the rights granted to it in Section 2.1.2(b)(i), with the right to sublicense solely in accordance with Section 2.5.
     2.2 Grant to Onyx. Subject to the terms and conditions of this Agreement, Ono hereby grants to Onyx (i) in the Territory, a [**], [**], [**], [**] license or sublicense, as applicable, [**], under (a) the Ono Inventions and Ono Patents, and (b) Ono’s interest in Joint Inventions and Joint Patents and (ii) outside of the Territory, an [**], [**], [**], [**], license or sublicense, as applicable, [**], under (a) Ono Inventions and Ono Patents (except to the extent that any Ono Patents are [**] to Onyx and [**] Onyx Patents pursuant to Section [**]), and (b) Ono’s interest in Joint Inventions and Joint Patents. Upon the request of Onyx, Ono shall execute and provide to Onyx all documents and instruments of conveyance respecting the foregoing intellectual property rights as may be appropriate to perfect Onyx’s legal title thereto. The absence of such documents and instruments of conveyance shall not limit the rights of Onyx in Ono Inventions, Ono Patents, Joint Inventions or Joint Patents. To the extent any of the Ono Inventions, Ono Patents, Joint Inventions or Joint Patents cannot be licensed by Ono to Onyx, Ono hereby irrevocably waives and agrees never to assert, anywhere in the world, such non-licensable intellectual property rights against Onyx, Onyx’s Affiliates’, Onyx’s (or its Affiliates’) licensees or Onyx’s (or its Affiliates’) successors, or its and their respective customers.
     2.3 Tsu-jo Jisshiken Tohroku. Upon Ono’s request, Onyx shall use Commercially Reasonable Efforts, at Ono’s sole expense, to register a “Tsu-jo Jisshiken Tohroku” for Ono, with respect to the Licensed Patents and New Licensed Patents owned by Onyx in the Territory, which shall be transferred or assigned to Ono. Ono shall promptly request that Onyx cancel such registration of Tsu-jo Jisshiken Tohroku in cooperation with Onyx, at Ono’s sole expense, in the event of the expiration or termination of this Agreement for any reason or in the event that Ono ceases to Commercialize the Product during the Term for any reason.
     2.4 Additional Licensing Provisions.
          2.4.1 Negative Covenant. Each Party covenants that it will not use or practice any of the other Party’s Patent rights or other intellectual property rights licensed (or
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sublicensed, as applicable) to it under this ARTICLE 2 except for the purposes expressly permitted in the applicable license grant.
          2.4.2 No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.
     2.5 Performance by Affiliates and Sublicensees.
          2.5.1 The Parties recognize that each may perform some or all of its obligations under this Agreement, or exercise its rights under this Agreement, through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement (except as permitted under Section 16.2) or act contrary to its terms in any way.
          2.5.2 Ono shall have the right to sublicense its rights under the licenses granted under Sections 2.1.1(b), 2.1.1(c) and 2.1.2(b)(ii) only with respect to a contract research service provider in the case of a sublicense under Sections 2.1.1(b) and 2.1.2(b)(ii) or contract manufacturing service provider in the case of a sublicense under Section 2.1.1(c), and only in order to enable its rights (under the applicable license grant) in the Territory; provided that, with respect to each such sublicense, (i) Onyx shall be notified in writing regarding the identity of each sublicense that Ono desires to enter prior to the execution of a contract with each such sublicensee, (ii) Ono shall ensure that each of its sublicensees accepts and complies with all applicable terms and conditions of this Agreement, and Ono shall remain responsible for, and shall guarantee, the performance of its sublicensees hereunder, and (iii) any such sublicense shall contain a provision prohibiting such sublicensee from further sublicensing.
     2.6 Exclusivity.
          2.6.1 Ono. Ono hereby covenants that it shall not (and shall cause its Affiliates not to), during [**], [**] (including [**] any [**] for [**]), [**] or [**] any Competitive Product in the Field in any territory, either on its own, with or through any Affiliate, or in collaboration with a Third Party.
          2.6.2 Onyx. Onyx hereby covenants that it shall not (and shall cause its Affiliates not to), during [**], (i) [**] (including [**] any [**] for [**]), [**] or [**] any Competitive Product in the Field in the Territory, either on its own, with or through any Affiliate, or in collaboration with a Third Party or (ii) cause any Third Party to Develop Product outside of the Field in the Territory for purposes of Commercializing such Product outside of the Field in the Territory.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For clarity, to the extent that a Party realizes a given product is a Competitive Product while it is in the process of [**] such product, then this Section 2.6 shall apply and the affected Party shall cease [**] of such product.
          2.6.3 Jurisdictional Compliance. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.
     2.7 Restrictive Covenants.
          2.7.1 Ex-Territory Activities. Ono hereby covenants and agrees that it shall not (and shall cause its Affiliates not to), either directly or indirectly, market or sell Product into countries outside of the Territory. Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, Ono shall not (i) engage in any promotional activities relating to Product directed solely to customers located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries. Ono will use Commercially Reasonable Efforts to prevent Third Parties from purchasing Product from Ono and reselling it outside the Territory (“Parallel Exportation”) and, if Ono becomes aware that any Third Party is engaging in Parallel Exportation, Ono will use best efforts to induce such Third Party to cease and desist said Parallel Exportation. Onyx will reciprocally use Commercially Reasonable Efforts to prevent resale of Product by any Third Party inside the Territory, and if Onyx becomes aware that any Third Party is selling Product inside the Territory, Onyx will use best efforts to induce such Third Party to cease and desist said activity.
          2.7.2 Ex-Field Activities. Ono hereby covenants and agrees that it shall not (and shall cause its Affiliates not to), either directly or indirectly, market, distribute or sell Product for use outside of the Field. Without limiting the generality of the foregoing, Ono shall not (i) engage in any promotional activities relating to Product directed to use outside of the Field, or (ii) solicit orders from any prospective purchaser for use of Product outside of the Field in the Territory.
          2.7.3 Jurisdictional Compliance. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.7 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.
ARTICLE 3
GOVERNANCE
     3.1 Joint Development Committee. The Parties shall have the right to establish the JDC within [**] ([**]) [**] after the Effective Date. The JDC shall perform the following functions:
          3.1.1 [**] and [**] the Development Plan and any material amendments thereto, as well as approve specifically any amendments to the Initial Development Plan;
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          3.1.2 [**] and [**] any Phase IV Clinical Trials in the Territory, investigator-sponsored studies in the Territory, and any other clinical studies to be conducted in the Territory that are not described in the Development Plan;
          3.1.3 [**] any matters related to Regulatory Approvals for Product in the Field in the Territory;
          3.1.4 [**] the progress of any other Committees;
          3.1.5 Resolve disputes and other matters referred to the JDC by any other Committee;
          3.1.6 Encourage and facilitate communication between the Parties regarding the progress and results (whether preliminary or final) of the Parties’ respective Development Activities, and future development plans and strategies, in their respective territories (for Ono in the Territory, for Onyx outside the Territory) with respect to the Product; and
          3.1.7 Have such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.
     3.2 Joint Development Committee Membership. Onyx and Ono shall each designate an equal number of representatives (in any event, at least [**] ([**]) representatives) of sufficient experience and authority to bind, as agents, their respective companies, to serve on the JDC by written notice to the other Party. The initial JDC members are set forth on Schedule 3.2. Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting. Each Party may also designate non-voting representatives to attend each meeting with the consent of the other, such consent not to be unreasonably withheld. From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). The JDC shall be co-chaired by a representative of each of Ono and Onyx; provided that, the Ono chairperson shall be responsible for conducting the meetings of the JDC. One (1) member of the JDC shall serve as secretary of the JDC at each JDC meeting, and the secretary shall alternate from meeting to meeting between an Ono JDC member and an Onyx JDC member. The chairpersons shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting within [**] ([**]) [**] thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided that, the chairpersons shall consider including any agenda items proposed by either Party no less than [**] ([**]) [**] prior to the next scheduled JDC meeting.
     3.3 Joint Development Committee Meetings. The JDC shall hold meetings, (i) during the first [**] ([**]) years following the Effective Date, at least [**] ([**]) times [**] and (ii) from and after the [**] anniversary of the Effective Date, at least [**], or more or less frequently as agreed by the JDC. The first JDC meeting shall be held at a mutually agreed venue and date following the Effective Date. Meetings of the JDC shall be effective only if at least two (2) representatives of each Party are present or participating. The JDC may meet either (a) in
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

person at either Party’s facilities, with the location alternating between each Party’s facilities, or at such locations as the Parties may otherwise agree or (b) by audio or video teleconference; provided that, no less than [**] ([**]) meetings during each of the first [**] ([**]) years following the Effective Date, and [**] ([**]) meeting per year thereafter, shall be conducted in person. Other representatives of each Party involved with Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in ARTICLE 12. Additional meetings of the JDC may also be held with the consent of each Party, as required to resolve disputes, disagreements or deadlocks in the other Committees or as otherwise required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JDC meetings or any of the other Committee meetings.
     3.4 Decision-Making. The JDC may make decisions with respect to any subject matter that is subject to the JDC’s decision-making authority and functions as set forth in Section 3.1. All decisions of the JDC shall be made by unanimous vote or written consent, with Ono and Onyx each having, collectively, among its respective members, one (1) vote in all decisions. The JDC shall use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it. In the event that the JDC is unable to resolve any matter unanimously, such matter will be referred to the Executive Vice President and Head of Research and Development of Onyx, and the Director of Development Headquarters of Ono, for attempted resolution in good faith. If such officers are unable to resolve such matter, then Ono shall have the final decision making authority with respect to Development of the Product in the Field in the Territory. Notwithstanding the preceding allocation of decision making authority, Ono may exercise such decision making authority only to the extent that such decision (i) could not reasonably be expected to have a [**] on the [**], and the [**] for, or the [**] of the Product [**] and (ii) does not modify the Initial Development Plan with respect to [**] or [**] described therein with respect to which the [**] milestone payments pursuant to Section 8.2 will be paid, provided that, notwithstanding the foregoing sub-clause (ii), Ono may exercise final decision-making authority to amend the Initial Development Plan with respect to [**] described therein only to the extent required to meet (a) [**], (b) [**], (c) the [**] of [**] or other [**] with respect to a [**], [**], and [**], or (d) [**] of [**] and [**] (including [**], [**] and [**]) [**].
     3.5 Limits on JDC and Committee Authority. The JDC and any other Committee shall have only the powers assigned expressly to it in this ARTICLE 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JDC and any other Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the generality of the foregoing, the JDC and any other Committee shall have no decision-making authority with respect to any matters related to (i) approving (or otherwise making decisions with respect to) matters related to obtaining, maintaining or enforcing Patent protection and market and data exclusivity for Product in the Field in the Territory (which matters shall be governed by ARTICLE 9), (ii) the Development of Product outside of the Field
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or outside of the Territory, (iii) the Commercialization of Product outside of the Field or outside of the Territory and (iv) the Manufacture of Product.
     3.6 Disbanding the JDC. At any time during the Term, and for any reason, either Party shall have the right to disband the JDC (and any Committees existing as of such time) upon written notice to the other Party, which notice shall be effective immediately upon receipt (“Disbanding Notice”). Following the issuance of a Disbanding Notice and subject to this Section 3.6, (i) the JDC (and any Committees existing as of such time) shall immediately cease meeting and (ii) all decisions, obligations, rights and responsibilities within the purview of the JDC (and any Committees existing as of such time) shall henceforth be handled directly between the Parties, and the Parties shall work together in good faith to ensure the sharing of information previously under the purview of the JDC. In the event of any dispute, Section 3.4 shall apply. If, at any time following the issuance of a Disbanding Notice, the Party issuing the Disbanding Notice wishes to reestablish the JDC, such Party shall notify the other Party in writing and, thereafter, the JDC shall be reestablished and function in accordance with the provisions of this ARTICLE 3. For clarity, the disbanding of the JDC by either Party under this Section 3.6 shall have no impact on the consideration provided for or due to such Party under this Agreement.
     3.7 Committees. From time to time, the JDC may establish and delegate duties to other sub-committees or directed teams (each, a “Committee”) to oversee particular projects or activities. Each such Committee shall be constituted and shall operate as the JDC determines; provided that, each Committee shall have equal representation from each Party. Committees may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JDC may determine. Each Committee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JDC. In no event shall the authority of a Committee exceed that of the JDC. Without limiting the foregoing, the Parties agree to (i) appoint the Commercialization Liaisons described in Section 6.3, (ii) timely establish the JMM and (iii) establish an intellectual property committee to review and discuss the overall strategy for prosecuting, maintaining, enforcing and defending Licensed Patents, New Licensed Patents, Ono Patents and Joint Patents covering or claiming Compound or Product in the Field in the Territory, taking into consideration the respective overall global patent strategy for such Patents.
     3.8 Actions. In developing strategies, making decisions and exercising its rights under this Agreement (including acting through its representatives on any of the Committees and its Commercialization Liaisons), each Party shall act in good faith and use its Commercially Reasonable Efforts to achieve the goals of the then-current Development Plan or Commercialization Plan.
     3.9 Minutes of Committee Meetings. Within [**] ([**]) [**] after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process. Thereafter, definitive minutes for each Committee meeting shall be finalized as soon as practicable after a given meeting, but in any event [**] ([**]) [**] after the meeting to which the minutes pertain.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 4
DEVELOPMENT
     4.1 Overview.
          4.1.1 Overview of Development. Ono shall conduct, in accordance with the Development Plan, the Territory Development Activities, including bridging studies, clinical studies, Phase IV Clinical Studies (and other post-Regulatory Approval studies). Ono shall perform the Territory Development Activities so as to (i) enable obtaining Regulatory Approval in the Territory for Product in the Field and (ii) maximize the commercial potential for Product in the Field in the Territory.
          4.1.2 General Development Activities and Development Outside of the Territory or Outside of the Field; Regulatory Approvals Outside of the Territory or Outside of the Field. The Parties hereby agree and acknowledge that nothing contained herein shall limit or otherwise restrict the ability of Onyx or its Affiliates or licensees to (i) perform the General Development Activities as it sees fit and at its sole discretion, (ii) Develop Product for use or sale outside of the Territory (whether or not in the Field) or (iii) obtain or maintain Regulatory Approvals for Product outside of the Territory. Without limiting the generality of the foregoing, the Development Plan shall not address (a) any General Development Activities, (b) any activities which are necessary solely for obtaining or maintaining Regulatory Approval for Product in any country outside of the Territory or (c) obtaining or maintaining Regulatory Approvals for Product outside of the Territory.
          4.1.3 Manufacturing Related Activities. The Parties hereby agree and acknowledge that Onyx shall be solely responsible for planning and performing all Manufacturing Development Activities. For clarity, Manufacturing Development Activities shall not be set forth in the Development Plan.
          4.1.4 Certain Additional Restrictions. Ono agrees and acknowledges that it and its Affiliates shall not conduct any Development of Product except in accordance with a Development Plan established pursuant to this Agreement.
     4.2 Objectives Under the Development Plan.
          4.2.1 Development Activities. Ono shall use Commercially Reasonable Efforts to carry out the Territory Development Activities set forth in the Development Plan in accordance with the time frames set forth therein.
          4.2.2 Development Compliance. Ono shall conduct its Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with all Laws, GCPs and GLPs. In addition, Ono shall not use in any capacity, in connection with its Development (or Commercialization) of Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Ono shall inform Onyx in writing immediately if it or any Person who is performing services for Ono hereunder
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

is debarred or is the subject of a conviction described in Section 306 (or similar Laws outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Ono’s knowledge, is threatened, relating to the debarment of Ono or any Person used in any capacity by Ono in connection with its Development (or Commercialization) of Product hereunder.
     4.3 Development Plan.
          4.3.1 General. In connection with the Development of Product for use in the Field in the Territory, Ono shall conduct Territory Development Activities pursuant to a comprehensive development plan (the “Development Plan”). The Development Plan shall set forth, among other things, the following:
               (a) any preclinical studies, Phase I Clinical Trials, Phase II Clinical Trials, and other studies necessary for Regulatory Approval in the Territory. For clarity, and without limitation of any other provisions herein, Onyx shall have the right to [**] and [**] on the protocols pursuant to which any clinical trials using Product will be conducted; and
               (b) material elements of Ono’s regulatory plans for obtaining and maintaining Regulatory Approvals in the Field in the Territory, and the [**] associated therewith.
          4.3.2 Initial Development Plan. The initial Development Plan for Product is attached hereto as Schedule 4.3.2 (the “Initial Development Plan”), which plan describes among other things the [**] and [**] with respect to which the [**] milestone payments pursuant to Section 8.2 will be paid. Without limitation of other provisions herein, to the extent any “national meetings” with the Regulatory Authorities in the Territory provide guidance with respect to the risk management plan or Development Activities, the Parties shall consider such guidance in updating and amending the Development Plan pursuant to Section 4.3.3.
          4.3.3 Updating and Amending Development Plan; Additional Development Activities.
               (a) During the Term, on or before [**] of each year, the JDC shall [**] and [**], to the extent applicable pursuant to Section 3.1.1, the Development Plan which shall cover the Territory Development Activities to be conducted during the upcoming calendar year, and the JDC shall [**] and [**] the then-current Development Plan to reflect any changes, reprioritizations of, or additions to the Development Plan with the same frequency as the JDC meetings.
               (b) From time to time during the Term, either Party may submit to the JDC any proposed expansion or other amendment of the Development Plan to cover additional Development Activities (or otherwise amend the Development Activities) with respect to Product for use in the Field in the Territory for the JDC’s [**] and [**]. Once [**] by the JDC, each [**] Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval or at such other time as decided by the JDC.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.4 Development Costs.
          4.4.1 General Development Activities. In consideration for the information and results arising from the General Development Activities, which information and results may be useful for obtaining Regulatory Approval in the Field in the Territory and would be delivered to Ono pursuant to Section 5.1, the Parties shall share Development Costs incurred by Onyx from [**] through [**], with respect to any General Development Activities, with Onyx bearing [**] percent ([**]%) of such costs and Ono bearing (i.e., reimbursing Onyx for) the remaining [**] percent ([**]%) of such costs (including, for clarity, [**] and [**]); provided that, Ono’s obligation to share in such costs shall be capped at [**] Dollars ($[**]) per [**], and at a total of [**] Dollars ($[**]) for such [**] ([**]) [**] period. From and after [**], Onyx shall be responsible for one hundred percent (100%) of all Development Costs incurred by Onyx with respect to any General Development Activities. In furtherance of the foregoing, within [**] following the end of each [**] after the [**], Onyx shall prepare and deliver to Ono a [**] report detailing the Development Costs incurred with respect to Development Activities during such period with such costs broken-down in reasonable detail, as well as an invoice for the amount of such Development Costs which Ono is responsible for pursuant to this Section 4.4.1; provided that, the [**] such invoice shall also include [**] incurred by Onyx with respect to Development Activities [**] by Onyx [**]. Ono shall pay the amount of such Development Costs within [**] ([**]) [**] of its receipt of each such invoice and such [**] report; provided that, Onyx shall submit any additional information reasonably requested by Ono related to such costs included in its report within [**] ([**]) [**] of its receipt of such request. As of the Effective Date, the General Development Activities include, among other things, the studies set forth on Schedule 4.4.1.
          4.4.2 Territory Development Activities. Subject to Section 4.4.3, Ono shall be solely responsible for one hundred percent (100%) of all Development Costs incurred with respect to any Territory Development Activities performed by or on behalf of Ono.
          4.4.3 Onyx’s Assistance. In further consideration for the Development Cost sharing required by Section 4.4.1, upon reasonable request of Ono and subject to availability of appropriate personnel, Onyx shall, at no additional expense to Ono other than the cost sharing described in Section 4.4.1, (i) perform statistical re-analysis of data arising from non-clinical studies, pre-clinical studies and/or clinical trials performed by Onyx, but only if required by Regulatory Authorities in the Territory for the performance of Ono’s obligations hereunder, and (ii) provide reasonable assistance to Ono to prepare the Regulatory Materials for Regulatory Approval and to respond to Regulatory Authorities’ inquiries and investigation relating to analysis of data arising from non-clinical studies, pre-clinical studies and/or clinical trials conducted by Onyx; provided that, from and after [**], Onyx shall provide [**] per [**] for purposes of assisting Ono with Development Activities, regulatory activities or related matters relating to Product in the Field in the Territory.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.5 Records, Reports and Information.
          4.5.1 General. Each Party shall, to the extent applicable, maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development Activities)). Such records shall properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Each Party shall, to the extent applicable, document all preclinical studies and clinical trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. Each Party shall, to the extent applicable and practicable, be given an adequate opportunity, in any event not less than [**], to comment on the drafts of reports resulting from activities conducted under the Development Plan; provided that, Ono will incorporate (or otherwise appropriately and adequately address) any comments received from Onyx to the extent that a failure to so incorporate (or otherwise appropriately and adequately address) any such comments could have an adverse effect on the Product or Compound outside of the Territory.
          4.5.2 Status Updates in the Territory. Each Party shall, to the extent applicable, provide the JDC with reports detailing its respective Development Activities under the Development Plan and the results thereof at least [**] prior to any JDC meeting and with the same frequency as JDC meetings. Without limiting the foregoing, each Party shall, to the extent applicable, promptly, but in any event within [**] after receipt thereof, provide to the other Party copies of any material documents or correspondence received from any Regulatory Authority related to Development Activities under the Development Plan.
          4.5.3 Access to Records. Each Party shall have the right, not more than one (1) time per calendar year, to review all records under the Development Plan maintained by the other Party at reasonable times, upon written request; provided, however, that the other Party shall have the right to redact any portions thereof not solely related to the Development of Product for use in the Field.
     4.6 Development Diligence. If Ono fails to complete a development event as set forth in the Development Plan (each, a “Development Plan Event”) [**] (including the Initial Development Plan, to the extent applicable), then Onyx has the right to terminate this Agreement in accordance with Section 13.5; provided that, such [**] period, and Onyx’s termination right related thereto, shall be tolled for the duration of any Force Majeure event (as defined in Section 16.3, and including, for clarity, unanticipated changes in regulations or Regulatory Authority’s order) that prohibits Ono from timely completing a Development Plan Event. For the avoidance of doubt, “Development Plan Event” does not refer to [**] but instead means a certain [**] as indicated in the Development Plan.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.7 Global Clinical Studies. Either Party may request that sites in the Territory be included in a global clinical study. Following such request, the Parties shall discuss through the JDC, or a specific Committee, the manner in which such request could be implemented and, in particular, the clinical study protocols, clinical operations and Regulatory Approvals necessary for such sites in the Territory. If the Parties mutually decide to conduct such global clinical study with sites in the Territory, then Ono shall be responsible for Development Costs for such global clinical study with respect to Development Activities inside the Territory, and Onyx shall be, subject to Section 4.4.1, responsible for Development Costs for such global clinical study with respect to Development Activities outside the Territory. Ono’s involvement in such study shall include implementation activities, including arranging clinical sites within the Territory for such clinical trials, meeting with and recruiting key opinion leaders in the Territory, interfacing with Regulatory Authorities in the Territory and conducting other Development Activities reasonably requested by Onyx and agreed to by both Parties. For clarity, in the event that the Parties are not able to decide to conduct such global clinical study with sites in the Territory, then Onyx shall not include sites in the Territory for such global clinical study.
ARTICLE 5
REGULATORY
     5.1 Regulatory Data and Regulatory Materials.
          5.1.1 Initial Transfer. Within [**] ([**]) [**] after the Effective Date, Onyx shall provide, in electronic format, copies of the Regulatory Materials and Regulatory Data in its possession that are necessary for Ono to perform its obligations hereunder, including IND #s 71,057 and 105,912, clinical study protocols and reports, analytical methods and pre-clinical data existing as of the Effective Date.
          5.1.2 Regulatory Materials and Regulatory Data. During the Term, each Party shall provide to the other, within [**] ([**]) [**], copies of any Regulatory Materials and Regulatory Data that it may generate or otherwise acquire.
          5.1.3 Use of Data by Ono. Ono may use the Regulatory Materials and Regulatory Data provided by Onyx hereunder or generated by Ono hereunder, and any other Licensed Technology (or New Licensed Know-How), only for the purposes of (i) Developing Product in the Field in the Territory pursuant to this Agreement, (ii) Commercializing Product in the Field in the Territory pursuant to this Agreement and (iii) obtaining and maintaining Regulatory Approval for Product in the Field in the Territory pursuant to this Agreement.
     5.2 Regulatory Filings and Regulatory Approvals.
          5.2.1 General Responsibilities; Ownership of Regulatory Approvals. Ono shall use Commercially Reasonable Efforts to obtain Regulatory Approval for Product in the Field in the Territory on the timelines described in the Development Plan. Subject to Section 5.2.5, Ono shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining Regulatory Approvals in the Territory (including in
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

connection with Patient Information Leaflets, and labeling and packaging for Product in the Field in the Territory) and Ono shall submit such Regulatory Materials, Regulatory Approvals and MAA’s, as applicable, to the applicable Governmental Authorities in the Territory. All Regulatory Approvals for Product in the Territory (other than those related solely to the Manufacture of Product in the Territory, if any) shall be in the name of Ono, and Ono shall own all right, title and interest in and to all such Regulatory Approvals and all related Regulatory Materials.
          5.2.2 Pricing Approvals. Notwithstanding the provisions of Section 5.2.1, to the extent that it is necessary to obtain Pricing Approval for sale of Product in the Field in the Territory, Ono shall (to the extent permitted by Laws) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining such Pricing Approvals in the Territory, in its own name. Without limiting the foregoing, Ono shall use Commercially Reasonable Efforts to apply for Pricing Approvals in the Territory as soon as reasonably possible following the receipt of Product Approval in the Territory. Ono shall keep Onyx informed of Ono’s [**] for [**], and the [**] it [**] in [**], such Pricing Approvals in the Territory, including [**] of [**] or [**] with [**] regarding such Pricing Approval. To the extent permitted by Laws or the applicable Regulatory Authority and subject to acceptance by Ono (such acceptance not to be unreasonably withheld), Onyx shall be entitled to [**] with respect to obtaining or maintaining Pricing Approvals for Product in the Field in the Territory.
          5.2.3 Cost of Regulatory Activities. Subject to Section 4.4.3, all Regulatory Costs incurred in connection with the preparation by or on behalf of Ono of Regulatory Materials for, and obtaining of Product Approvals in the Field in the Territory for Product shall be borne solely by Ono. Ono shall be responsible for all Regulatory Costs involved in the maintenance of all Regulatory Approvals for Product in the Field in the Territory.
          5.2.4 Reporting and Review. Ono shall keep Onyx reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to Product for sale in the Field in the Territory. Ono shall provide Onyx, within [**] ([**]) [**], with copies of all notices, questions, and requests for information in tangible form which it receives from a Regulatory Authority with respect to Product for sale in the Field; provided, however, that Ono shall have the right to redact any information to the extent not related to Product.
          5.2.5 Notification and Consultation Prior to Regulatory Filings. Ono shall inform, and consult with, Onyx regarding its strategy for pre-authorization activities (i.e., Regulatory Authority meetings and MAA filing) and post-authorization activities, with respect to Regulatory Approvals in the Territory for Product in the Field in the Territory prior to the filing thereof. Without limitation of the foregoing, Ono shall provide Onyx at least [**] ([**]) [**], to the extent possible, and in the event [**] ([**]) [**] is not possible, then the longest time possible, to review all proposed Regulatory Materials for [**] and [**] prior to [**], and Ono shall use good faith efforts to [**] any comments received from Onyx. Further, for clarity, in no event shall Ono be obligated to delay filing Regulatory Materials as a result of Onyx’s unreasonable delay in providing any comments (provided that Onyx shall be provided the [**] ([**]) [**] review period or such shorter review period that is the maximum allowed by the
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Regulatory Authority receiving the filing). The materials to be provided to Onyx pursuant to this Section 5.2.5 may be in Japanese, but Ono will use Commercially Reasonable Efforts to provide Onyx with a summary, in English, of such materials, to the extent practicable.
     5.3 Communications. Each Party shall cooperate with the other in communicating with any Regulatory Authority having jurisdiction regarding Product and Ono shall immediately notify Onyx in the event that Ono communicates, or intends to communicate, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with Ono in connection therewith. Notwithstanding the foregoing, except as may be required by Laws, Ono shall not, with respect to Product, communicate with (i) any Regulatory Authority having jurisdiction outside of the Territory regarding Product or (ii) any Regulatory Authority with respect to Product for use outside of the Field, in each case, unless explicitly provided for in the Development Plan or requested or permitted in writing to do so by Onyx, or unless so ordered by such Regulatory Authority, in which case Ono shall immediately notify Onyx of such order and shall, to the extent permitted by Laws, not take any further actions or communicate with such Regulatory Authority further until Onyx has provided instruction as to how to proceed. All communications with Regulatory Authorities regarding Product in the Field in the Territory shall be undertaken as provided in this Agreement.
     5.4 No Other Regulatory Filings. Except as otherwise expressly set forth in ARTICLE 5, Ono (and its Affiliates) shall not file any Regulatory Materials or Regulatory Approvals for Product or that are otherwise based on any Licensed Technology or any Joint Patents.
     5.5 Rights of Reference.
          5.5.1 Onyx shall use Commercially Reasonable Efforts to permit Ono (and its designees) to access, and shall provide Ono (and its designees) with sufficient rights to reference and use, in association with exercising Ono’s rights and performing its obligations under this Agreement, Onyx’s Regulatory Materials and Regulatory Approvals outside of the Territory that are associated with the Compounds and/or Product. Onyx shall transmit (or use Commercially Reasonable Efforts to cause the transmission of) all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.
          5.5.2 Ono shall permit Onyx (and its designees) to access, and shall provide Onyx (and its designees) with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this Agreement, Ono’s Regulatory Materials and Regulatory Approvals in the Territory that are associated with the Compounds and/or Product. Ono shall transmit all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.6 Adverse Event Reporting; Safety Data Exchange and Medical Inquiries.
          5.6.1 Pharmacovigilance. Ono, as the holder of Product Approvals, shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with Product in the Field in the Territory (whether or not Product Approval has been achieved), in each case in accordance with Laws and this Agreement (and Ono shall ensure that, in the Development and Commercialization of Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with Laws). Onyx (or its designee) shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with Product in the countries outside of the Territory. The safety units from each of the Parties shall meet and agree upon written pharmacovigilance agreements for exchanging adverse event and other safety information relating to (i) the Development of Product within [**] ([**]) [**] of the Effective Date and (ii) the Commercialization of Product in connection with the first MAA (including a JNDA in the Territory or its equivalent outside of the Territory) for Product to be filed. Such written pharmacovigilance agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party (and its designees or, solely with respect to Onyx, its sublicensees) to comply with Laws and regulatory requirements in their respective markets.
          5.6.2 Global Safety Database. Onyx shall be responsible for maintaining the global safety database for Product. The written pharmacovigilance agreement prescribed by Section 5.6.1 shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit Onyx (and each of its designees and sublicensees, as applicable) to comply with Laws and regulatory requirements in their respective markets. Onyx shall provide Ono with reasonable access to such global safety database without any compensation to Onyx.
          5.6.3 Medical Inquiries for Product. Following the Effective Date, Ono, as the holder of Product Approval in the Territory, shall be responsible for handling all medical questions or inquiries in the Territory, including all Product Complaints, with regard to any Product sold by or on behalf of Ono (or any of its Affiliates) (including setting up a call center in connection therewith), in each case in accordance with Laws and this Agreement. Ono shall submit a copy of any standardized responses to medical inquiries prior to use thereof for Onyx’s review and comment. Onyx shall immediately forward any and all medical questions or inquiries which it receives with respect to any Product sold by or on behalf of Ono (or any of its Affiliates) in the Territory to Ono in accordance with all Laws and Ono shall immediately forward to Onyx any and all medical questions or inquiries that it receives with respect to Product (i) not sold by or on behalf of Ono (or any of its Affiliates) in the Territory or (ii) outside of the Territory, in each case in accordance with all Laws. Notwithstanding the foregoing, Onyx shall be primarily responsible for handling any Product Complaints related to the Manufacture of Product, and Ono shall refer all such Product Complaints to Onyx, within [**] ([**]) [**] of receipt or otherwise as soon as practicable after its receipt (or such other timing as may be specified in the pharmacovigilance agreement). Further, Onyx shall submit a copy to Ono of its standardized responses, and updated responses, to medical inquiries.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.7 Regulatory Authority Communications Received by a Party.
          5.7.1 General. Each Party shall promptly inform the other of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority whether inside the Territory or outside of the Territory which (i) raises any material concerns regarding the safety or efficacy of Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with Product; (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to Product whether inside the Territory or outside of the Territory; or (iv) relates to expedited and periodic reports of adverse events with respect to Product whether inside the Territory or outside of the Territory, or Product Complaints, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of Product whether inside the Territory or outside of the Territory. Ono shall be solely responsible for responding to any such communications relating to Product in the Field in the Territory and the Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by Onyx providing to Ono such information and documentation which is in Onyx’s possession as may be necessary or reasonably helpful for Ono to prepare a response to an inquiry from a Regulatory Authority in the Territory with respect to Product in the Field. Ono shall also promptly provide Onyx with a copy of all correspondence received from a Regulatory Authority whether inside the Territory or outside of the Territory specifically regarding the matters referred to above. Onyx (or its designee) shall be solely responsible for any communications relating to Product outside of the Territory.
          5.7.2 Disclosures. In addition to its obligations under this Agreement, each Party shall disclose to the other Party the following regulatory information:
               (a) Regulatory Actions. All material information pertaining to actions taken by Regulatory Authorities, whether inside the Territory or outside of the Territory, in connection with Product, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning Product, whether inside the Territory or outside of the Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that the disclosing Party shall be entitled to redact those portions thereof to the extent not related to Product. Without limiting the generality of the foregoing, the disclosing Party shall promptly, but in any event within [**] ([**]) [**], inform the other Party of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any regulatory Authority with respect to Product, whether inside the Territory or outside of the Territory.
               (b) Regulatory Non-compliance. All information pertaining to notices from Regulatory Authorities, whether inside the Territory or outside of the Territory, of non-compliance with Laws in connection with Product, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to Product, whether inside the Territory or outside of the Territory; provided, however, that the disclosing Party shall be entitled to redact those portions thereof to the extent not related to Product.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.8 Recall, Withdrawal, or Market Notification of Product.
          5.8.1 Notification and Determination. In the event that any Governmental Authority threatens or initiates any action to remove Product from the market in the Field in the Territory, or one Party otherwise determines that a recall, withdrawal or market notification in the Field in the Territory is necessary, the Party receiving notice thereof, or such determining Party, shall notify the other Party of such communication, or such determination, thereof immediately, but in no event later than [**] ([**]) [**], after receipt thereof or such determination thereof. Notwithstanding the foregoing, in all cases the Parties will together determine whether to initiate any recall, withdrawal or market notification of Product in the Field in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification by way of promptly discussing in good faith the reasons therefor. In the event of any such recall, withdrawal or market notification, Ono, as the distributor of Product in the Territory, shall determine the necessary actions to be taken, and shall implement such actions to conduct such recall, withdrawal or market notification, with Onyx providing reasonable input (which Ono shall in good faith consider and incorporate into any recall, withdrawal or market notification strategy) and reasonable assistance. Without limiting the foregoing, Onyx shall have the right to propose that a Product recall, withdrawal or market notification should be initiated by Ono, but Ono, acting as the holder of Product Approval in the Territory, shall make the final decision as to whether or not such a recall, withdrawal or market notification in the Field in the Territory proposed by Onyx will be initiated. Ono shall at all times utilize a batch tracing system which will enable the Parties to identify, on a prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 5.8.1. In the event that any Governmental Authority threatens or initiates any action to remove Product from the market in the Field outside the Territory, or Onyx otherwise determines that such recall or withdrawal is necessary or determines to recall or withdraw the Product outside of the Territory, Onyx shall notify Ono of such communication or such determination thereof by Onyx immediately, but in no event later than [**] ([**]) [**], after receipt thereof or such determination thereof by Onyx, and the Parties shall promptly discuss whether to initiate any recall, withdrawal or market notification of Product in the Field in the Territory (which would be conducted in accordance with this Section 5.8.1).
          5.8.2 Cost Allocation. All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to Product in the Field in the Territory shall be allocated between Onyx and Ono as follows:
               (a) in the event, and to the extent, that the recall, withdrawal or market notification arises as a result of a material breach of this Agreement by Onyx, then Onyx shall bear the costs and expenses, including all internal and Out-of-Pocket Costs of Ono for implementing the recall, withdrawal or market notification; and
               (b) in the event, and to the extent, that the recall, withdrawal or market notification arises out of the material breach of this Agreement by Ono, then Ono shall bear the costs and expenses for implementing the recall, withdrawal or market notification; and
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (c) in all other cases, all costs and expenses incurred by either Party for implementing the recall, withdrawal or market notification shall be borne equally by the Parties.
ARTICLE 6
COMMERCIALIZATION
     6.1 Commercialization in the Field in the Territory. During the Term, Ono shall be solely responsible for Commercializing Product in the Territory for use in the Field. Ono shall be responsible for one hundred percent (100%) of the expenses (including Pre-Marketing and other Commercialization expenses) incurred in connection with the Commercialization of Product in the Territory for use in the Field.
     6.2 Ono’s Performance.
          6.2.1 Specific Commercialization Obligations. Without limiting the generality of the provisions of Section 6.1, in connection with the Commercialization of Product in the Territory for use in the Field by Ono hereunder:
               (a) Ono shall (i) use Commercially Reasonable Efforts to Commercialize Product for use in the Field in the Territory, (ii) maximize the commercial potential for Product in the Field in the Territory, (iii) represent Product accurately and fairly, (iv) Commercialize Product so as to reflect favorably on Product and the good name, goodwill and reputation of Onyx and (v) act in good faith to maximize the economic value of Product.
               (b) Ono shall not (i) disparage, defame, discredit, or negatively comment to Third Parties in any way about or concerning the Compounds, Product or Onyx (including Onyx’s activities, operations or other products) nor permit its employees, officers or directors to do so, (ii) utilize deceptive, misleading or unethical business practices, or (iii) take any action or inaction that would reasonably be likely to prejudice the value of Product.
               (c) Ono shall be solely responsible for (i) receiving, accepting and filling orders for Product in the Field in the Territory, (ii) handling all returns of Product in the Field in the Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of Product in the Field in the Territory, and (iv) distributing and managing inventory of Product in the Field in the Territory.
               (d) Ono shall launch Product in the Territory within [**] ([**]) [**] after all applicable Regulatory Approvals for Product have been obtained. Ono shall ensure that, once launched, Product remains commercially available throughout the Territory for the duration of the Royalty Term.
     6.3 Commercialization Liaisons. At a mutually agreed time following the Effective Date (provided that neither Party will unreasonably withhold its agreement thereto), each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to Commercialization of Products (each, a “Commercialization Liaison”),
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

including, for clarity, both in and outside of the Territory. For clarity, from time-to-time, the Commercialization Liaisons shall have the right to request additional information and updates regarding the other Party’s Commercialization activities.
     6.4 Reports. For the [**] period after the First Commercial Sale (and thereafter for each [**] period following the [**] for Product in each [**]), Ono shall update Onyx, through the Commercialization Liaisons, within [**] after the end of each Ono Fiscal Year regarding its significant Commercialization activities involving Product. In addition, Ono shall provide written [**] updates to Onyx, [**], with the content and form thereof being at Ono’s discretion provided that such content reasonably addresses any specific requests from Onyx, summarizing its Commercialization activities during the previous [**], for the [**] following [**].
     6.5 Joint Marketing Meetings. From time to time, each Party’s Commercialization Liaison shall have the right to request that the Parties hold a joint marketing meeting (a “Joint Marketing Meeting” or “JMM”), which may be attended by any senior representatives of the Parties with responsibility for Commercializing Product. JMM shall be held in person or via video- or tele- conference, as the Parties may agree. All decisions of the JMM shall be made by unanimous vote or written consent, with Ono and Onyx each having collectively, among its respective members, one (1) vote in all decisions. If the attendees of the JMM cannot reach consensus, then Ono shall have the final decision making authority; provided that, Ono shall not have decision making authority with respect to the following matters: (i) [**], (ii) global product positioning and description as compared to competitor products (including Competitive Products), or (iii) public disclosures of data by Onyx outside of the Territory. The JMM shall be responsible for, as appropriate, discussing and overseeing:
          6.5.1 the [**] for Commercializing Product in the Field in the Territory, including [**];
          6.5.2 the Commercialization of Product in the Field in the Territory in the broader context of Onyx’s Global Branding Strategy; and
          6.5.3 such other matters as the Parties may agree to discuss with respect to the Commercialization of Product in the Field in the Territory.
Without limitation of the foregoing, at a date mutually agreed by the Parties during each Ono Fiscal Year, for the [**] period after [**], Ono shall present to the JMM a commercialization plan for the following [**] (the “Commercialization Plan”). From time to time during a given [**], Ono shall update the JMM regarding its Commercialization activities, including, to the extent applicable, such activities’ alignment with [**], and the Parties shall discuss such activities and, to the extent applicable, [**] generally.
     6.6 Commercialization Compliance. Ono shall, in Commercializing Product in the Territory, comply with all Laws, including MHLW requirements, and all applicable Regulatory Approvals for Product, to the extent that those are applicable in the Territory.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     6.7 Promotional Materials.
          6.7.1 Creation of Promotional Materials. Ono will create and develop Promotional Materials for the Territory in accordance with the Regulatory Approvals and Laws, and shall provide samples thereof to Onyx for its review and comment (and Ono shall consider any such comments in good faith) prior to distributing such Promotional Materials. For clarity, such samples need only be submitted for each different type of Promotional Material, as opposed to each item of Promotional Material needing to be submitted. To the extent Ono includes any Onyx (or Onyx Affiliate) trademarks in the Promotional Materials, Ono shall comply with Onyx’s (or Onyx’s Affiliate’s) then-current guidelines for trademark usage.
          6.7.2 Supply of Onyx Promotional Materials. Onyx shall provide Ono with copies of written, printed, video or graphic advertising, promotional, educational and communication materials (other than Product labels and package inserts) created, developed and/or used in the US, Germany, UK, France, Italy and Spain by Onyx or its Affiliates, and its licensees (provided that, with respect to licensees, such provision of materials shall be subject to Onyx’s use of Commercially Reasonable Efforts to obtain such rights) in Commercializing Product outside of the Territory in the Field to support Ono’s Commercialization activities in the Territory, including materials relating to marketing strategies for Product outside the Territory in the Field pursued by Onyx or its Affiliates and its licensees and examples of core promotional materials used by Onyx or its Affiliates and its licensees in Commercializing Product outside of the Territory in the Field (“Onyx Promotional Materials”), promptly after such information becomes available during the Term. Ono may use information contained in Onyx Promotional Materials for preparation of Promotional Materials for use by Ono, or its Affiliate in connection with the Commercialization of the Product in the Field in the Territory and for no other purpose.
          6.7.3 Inclusion of Logos on Packaging and Promotional Materials. To the extent permitted or required by Laws and subject to obtaining necessary Regulatory Authority approvals, with respect to Product to be sold by or on behalf of Ono (or any of its Affiliates) in the Territory, the Onyx housemark (or Onyx’s designee’s housemark) and the Ono housemark shall be on all package inserts utilized by Ono if practicable and appropriate in the Territory. Onyx hereby grants to Ono a non-exclusive, royalty-free right and license during the Term to utilize the Onyx housemark (including all trademarks, names and logos) in order to perform the Commercialization activities required to be performed by Ono hereunder in accordance with the terms of this Agreement. Ono hereby grants to Onyx (and its designees) a non-exclusive, royalty free right and license during the Term to utilize the Ono housemark (including all trademarks, names and logos) in order to perform the Manufacturing and other activities to be performed by or on behalf of Onyx under the terms of this Agreement. Each Party shall only use the housemark of the other Party with the necessary trademark designations, and each Party shall use the other Party’s housemarks in a manner that does not derogate from such Party’s rights in its trademarks, names and logos. Each Party shall submit representative samples of its use of the other Party’s housemark for review by the other Party. Neither Party will take any action that will interfere with or diminish the other Party’s rights in its respective trademarks, names and logos, and if a Party reasonably believes that the use of its trademarks, names and logos by the other Party hereunder is interfering with or diminishing its rights, such Party shall
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

notify the other Party thereof in writing and such other Party shall promptly cease use of such trademarks, names or logos in such manner. Each Party agrees that all use of the other Party’s trademarks, names and logos will inure to the benefit of such other Party, including all goodwill in connection therewith.
          6.7.4 Ono Ownership of Promotional Materials. During the Term, Ono shall own all right, title and interest in and to any Promotional Materials created by Ono hereunder relating to Product in the Field in the Territory including copyrights, but excluding trademarks (including Product Trademark), names, logos and other marks owned by or on behalf of Onyx or its Affiliates.
          6.7.5 Use of Promotional Materials Exclusively for Product. The Promotional Materials, and any aspects of those uniquely tied to Product, shall be used by Ono exclusively in connection with the Commercialization of Product in the Field in the Territory in accordance with the terms of this Agreement, and Ono shall not use, or allow any other Person to use, any such Promotional Materials except in accordance with this Agreement.
     6.8 Training. Ono shall be solely responsible for training, and all costs associated with such training, its Sales Representatives and Medical Science Liaisons using Commercially Reasonable Efforts and in all cases in accordance with Laws, including timely reporting of any adverse events with respect to Product. To the extent that Onyx prepares, in its sole discretion, any training materials with respect to the Commercialization of Product in the Field outside of the Territory for the purpose of training Onyx’s own employees, Onyx shall provide Ono with copies of such training materials.
     6.9 Product Trademarks and Product Trade Dress; Ono Trademarks and Ono Trade Dress.
          6.9.1 Trademark. Ono shall use Commercially Reasonable Efforts to select the same trademark (and logo) and the same trade dress as Onyx is using for the Product outside of the Territory (the “Product Trademark” and the “Product Trade Dress”, respectively) in order for Ono to Commercialize the Product in the Field in the Territory. Notwithstanding the foregoing, in the event that Ono believes that the use or registration of Product Trademark or the use of Product Trade Dress in the Territory would be inappropriate due to linguistic or cultural particularities or against the Laws of the Territory or by instruction of Regulatory Authority in the Territory, or in conflict with any Third Party’s intellectual property rights in the Territory, based on a review of market research, regulatory research, legal searches, investigation results, and any other relevant information that may have been collected by either Party that is relevant to the clearance for use and registration of a trademark or for use and registration of a trade dress, Ono shall present such concern to Onyx, and Ono may select an alternative trademark and trade dress (the “Ono Trademark” and the “Ono Trade Dress”) after due consultation with Onyx for use and registration in the Territory; provided that, for clarity, Ono shall have no obligation to check the registrability of such Ono Trademark or Ono Trade Dress outside of the Territory. Ono shall bear all costs relating to the creation, legal clearance, filing, registration, and maintenance of any Ono Trademark and Ono Trade Dress and shall own and employ any such Ono Trademarks or Ono Trade Dress in the Territory.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Onyx will have the right to file, register, maintain, and use any Ono Trademark and Ono Trade Dress, at Onyx’s cost, outside the Territory, and Ono will have no obligation to investigate the registrability of the Ono Trademark and/or Ono Trade Dress outside the Territory. For purposes of this Agreement and as between the Parties, Onyx shall be the owner of the Ono Trademarks and Ono Trade Dress outside of the Territory. For clarity, the Parties acknowledge and agree that it is their mutual intention that Ono Commercialize Product in the Territory under the Product Trademark and Product Trade Dress.
          6.9.2 Use and Ownership of Product Trademarks and Product Trade Dress. All uses of Product Trademark and Product Trade Dress by Ono (and its Affiliates) to identify and/or in connection with the Commercialization of Product in the Field in the Territory shall be in accordance with Regulatory Approvals and all Laws, and shall be in accordance with Onyx’s quality control guidelines for the Product Trademarks and the Product Trade Dress, as may be amended from time to time. Ono (and its Affiliates) shall only use Product Trademark and Product Trade Dress pursuant to the terms of this Agreement to identify and in connection with the Commercialization of Product in the Territory for use in the Field, and Ono shall not (and shall cause its Affiliates not to) use such Product Trademark or Product Trade Dress to identify or in connection with the marketing of any other products. Onyx shall own and retain all rights to the Product Trademark and the Product Trade Dress (in each case, together with all goodwill associated therewith throughout the Territory), and Ono shall assign (and shall cause its Affiliates to assign), and hereby does assign to Onyx, all of its right, title and interest in and to such Product Trademark and Product Trade Dress, if any. Onyx shall also own rights to any Internet domain names incorporating Product Trademark or any variation or part of such trademark as its URL address or any part of such address; and Ono shall not establish any Internet domain name or URL incorporating such Product Trademark without the prior written consent of Onyx; provided that Ono shall be responsible for [**] with respect to such Internet domain names or URLs to the extent that Onyx modifies or prepares any applicable website or website content to facilitate Ono’s Commercialization of Product in the Territory. The Parties hereby agree and acknowledge that nothing contained herein shall limit Onyx’s right to use Product Trademark or Product Trade Dress outside of the Territory. For clarity, in the event that pursuant to Section 6.9.1, Ono registers any Ono Trademark or uses Ono Trade Dress in the Territory, the provision of this Agreement with respect to Product Trademark and Product Trade Dress shall not apply and Ono will not register any Ono Trade Mark or uses Ono Trade Dress outside the Territory.
          6.9.3 Maintenance of Product Trademark. During the Term, Ono will use Commercially Reasonable Efforts to establish, maintain and enforce Product Trademark in the Territory and will bear all costs and expenses relating thereto, including with respect to Ono Trademarks and Ono Trade Dress.
          6.9.4 Infringement of Product Trademark or Ono Trademark. In the event that either Party becomes aware of any infringement of Product Trademark or Ono Trademark by a Third Party in the Territory, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto. Ono shall, at its sole discretion, have the first right to determine how to proceed with respect to such infringement, including by the institution of legal proceedings against such Third Party, in
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which case all costs and awards relating to such legal proceedings will be borne exclusively by Ono. If requested to do so, Onyx shall reasonably cooperate with any and all action initiated by Ono, including by joining legal proceedings as a party at Ono’s expense. If Ono elects not to take action or initiate legal proceedings against an instance of infringement to Product Trademark or Ono Trademark in the Territory, Onyx shall have the right at its own and sole discretion to take action or initiate legal proceedings against such instance of infringement to Product Trademark or Ono Trademark in the Territory, in which case all costs and awards relating to such legal proceeding will be borne exclusively by Onyx. If requested to do so, Onyx shall reasonably cooperate with any and all action initiated by Ono in connection therewith, including, by joining legal proceedings as a party at Onyx’s expense.
          6.9.5 Trademark Acknowledgments. Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used in connection with the Commercialization of Product for the Field in the Territory. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of Product. Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of Product or any variation thereof, under any Laws providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Laws, without the other Party’s prior written consent (in its sole discretion).
     6.10 Global Branding Strategy. Onyx shall have the right, from time to time during the Term, to implement (and thereafter modify and update) a global branding strategy, including global messaging, for Product for use in the Field throughout the world (the “Global Branding Strategy”). To the extent Onyx determines to utilize such Global Branding Strategy, Ono shall use Commercially Reasonable Efforts to adhere to the Global Branding Strategy in its Commercialization of Product, including with respect to any Promotional Materials; provided, that, in the event that Ono believes that the application of the Global Branding Strategy in the Territory would be inappropriate because of linguistic or cultural particularities, because it is against the Laws of the Territory or because Ono reasonably determines it would be inconsistent with Ono’s obligation to use Commercially Reasonable Efforts to Commercialize Product in the Territory, Ono shall present such concern to Onyx, and the Parties shall discuss whether appropriate revisions to the Global Branding Strategy may make it appropriate for use in the Territory. Nothing in this Section 6.10 shall be construed to derogate from Ono’s ultimate right and responsibility to use Commercially Reasonable Efforts to Commercialize Product in the Territory in accordance with the terms and conditions of this Agreement.
ARTICLE 7
SUPPLY
     7.1 General. Onyx will use Commercially Reasonable Efforts to Manufacture (or have Manufactured) and supply reasonable quantities of the Bulk Product for clinical and
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

commercial use in the Field in the Territory, in each case in accordance with the terms of the Carfilzomib Supply Agreements and 0912 Supply Agreements described in Section 7.2 and the Quality Agreement.
     7.2 Carfilzomib Supply Agreements.
          7.2.1 The Parties will negotiate in good faith to execute, within [**] of the Effective Date, a clinical supply agreement to provide for Ono’s requirements for Bulk Product incorporating Carfilzomib (the “Carfilzomib Product”, and the “Carfilzomib Development Supply Agreement”, respectively) during Development. Thereafter, the Parties will negotiate in good faith to execute a commercial supply agreement to provide for Ono’s Commercialization requirements for the Carfilzomib Product (the “Carfilzomib Commercial Supply Agreement”) within [**] of the Effective Date. The Carfilzomib Development Supply Agreement and Carfilzomib Commercial Supply Agreement (collectively, the “Carfilzomib Supply Agreements”) will govern the terms under which Ono will obtain its supply requirements of the Bulk Product incorporating Carfilzomib.
          7.2.2 The Parties acknowledge and agree that the Carfilzomib Supply Agreements will each contain, as appropriate, the following terms and conditions, in addition to such other terms and conditions as are standard for the industry for such agreements and as the Parties may otherwise agree:
               (a) A requirement that Ono will obtain Bulk Product incorporating Carfilzomib exclusively from Onyx; provided that, in the event that [**] with respect to [**], then Ono may establish a separate supply source from among [**] suppliers for [**] (solely as such Product was being Manufactured by Onyx at the time [**] occurred; i.e., Ono has no right to change the formulation or specifications for Product), subject to consultation with Onyx and compliance with all Laws and Regulatory Approvals, until such time as Onyx is again able to [**]. Without limitation of the foregoing, within [**] ([**]) [**] of [**], Onyx shall provide Ono with any required Licensed Know-How and Onyx Manufacturing Know-How (including technical documentation and contractual support (i.e., support with respect to Third Party contracting and analytical testing) subject to receipt of any necessary Third Party consents with respect thereto) necessary to enable Ono to establish a separate supply source, subject to Ono’s ongoing obligation to obtain its supply exclusively through Onyx as described above. If Ono requests Onyx to provide technical assistance for Manufacturing [**] in connection with such establishment of a separate supply source, then Onyx and Ono will separately negotiate in good faith a commercially reasonable fee for such technical assistance. The Parties acknowledge and agree that such Ono-managed second source will only be activated and commence clinical or commercial manufacturing activities, as the case may be, in the event that Onyx suffers [**] and such [**] continues (i.e., such Ono-managed second source shall cease Manufacturing after Onyx [**] and supplying such Bulk Product to Ono, provided that, the Parties acknowledge and agree that the contractual relationship between Ono and such Ono-managed second source may require a “tail period” after Onyx’s resumption of manufacturing Product during which such Ono-managed second source will exhaust its supply of Product, provided, further, that Ono shall use Commercially Reasonable Efforts to obtain as minimal a “tail period” (and as easily terminated an agreement) as possible with any such Ono-managed second source, which “tail
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

period” shall in any event not exceed [**]. For clarity, for so long as Onyx is using Commercially Reasonable Efforts to establish a second (i.e., redundant) Onyx-managed supply source (“Second Source”), and Onyx is providing contractual support sufficient to enable Ono access to Bulk Product manufactured by such Onyx Second Source supplier if Onyx [**], then Onyx will have no obligation to provide technical assistance for Manufacturing to Ono. In addition to the above, (i) Onyx shall, at any time more than [**] ([**])[**] after the execution of the Carfilzomib Development Supply Agreement, keep a quantity of Compound necessary to Manufacture [**] ([**]) [**] requirements of Product based on the most recent [**] forecast (and **] requirements in the event that Onyx is not actively pursuing a Second Source) and (ii) Ono shall keep a quantity of Product in accordance with Ono’s storage policy for its own (and other) products, which as of the Effective Date would require an average stockpile of [**] of Carfilzomib Product supply.
               (b) In accordance with the procedures set forth in the Quality Agreement, Ono or its designated Third Party shall be responsible (at its sole cost and expense) for all final product labeling and packaging, and handling, storage, quality control, quality assurance, and the testing and release of Product in connection with the foregoing (collectively, “Packaging and Labeling”). Ono or its designated Third Party shall ensure that all such Packaging and Labeling shall comply with Laws, GMPs and the Regulatory Approvals for Product in the Territory, including Product Specifications; provided that, Onyx shall have the right, but not the obligation, to review any single or collective element of Packaging and Labeling at any time and Ono shall give good faith consideration to any comments received from Onyx. For clarity, Onyx shall provide Ono with copies of all reasonably requested analytical methods, and transfer the related Licensed Know-How, including providing Ono with such reasonable technical assistance as is necessary to enable Ono to fulfill its obligations to release finished packaged Bulk Product under this Section 7.2.2(b) for distribution in the Field in the Territory under ARTICLE 6.
               (c) Forecasting and ordering, pricing and invoicing procedures, which will in any event provide that (i) with respect to the Development Supply Agreement, (A) a supply price equal to Onyx’s cost therefor (including Onyx’s [**] and [**]), plus [**] percent ([**]%), but not to exceed Three Hundred Dollars ($[**]) per [**] unit of Bulk Product incorporating Carfilzomib), and (B) that Onyx will supply in total [**] ([**]) units of Bulk Product incorporating Carfilzomib in [**] shipments of (X) [**] ([**]) units of Bulk Product incorporating Carfilzomib [**] and (Y) [**] units of Bulk Product incorporating Carfilzomib in the [**], subject in each case to (1) a successful GMP-compliant engineering run during [**] and (2) there being no changes required in the Territory to the Bulk Product incorporating Carfilzomib specifications, excipients, suppliers, manufacturers or container closure systems (provided that, the Parties may choose to negotiate an interim supply agreement to govern the transfer of the initial clinical batches described by the foregoing sub-clause (B)) and (ii) with respect to the Commercial Supply Agreement, a supply price [**]. The Parties expect as of the Effective Date that this price will [**] ($[**]) per [**] vial once [**] have been [**], but each Party acknowledges that such expectation may not be met. Onyx shall also provide Ono, at [**], from time-to-time within [**] of written request therefor, with a quantity of secondary reference standard not to exceed [**]/calendar year and related substance not to exceed [**]/calendar year, necessary for testing of Product for clinical and commercial purposes in the
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Territory; provided that, the initial supply of such materials described in Schedule 4.3.2 will be provided as set forth in such Schedule.
               (d) Ono shall provide Onyx with a [**] forecast with the first [**] of each forecast becoming firm and the remaining [**] to be used for planning purposes. In all cases the required quantities of Bulk Product shall not be more than [**] percent ([**]%) of the total quantity forecasted for any [**] period. Should any Purchase Order seek to purchase Bulk Product in amounts up to [**] percent ([**]%) of the amounts set forth in the most recent [**] forecast provided by Ono to Onyx or should Ono desire to increase the amount of Bulk Product to be manufactured pursuant to any Purchase Order already submitted, then Onyx shall use reasonable commercial efforts to comply with such requested changes; but Onyx shall not be liable to Ono for any inability, despite its use of Commercially Reasonable Efforts, to manufacture such excess quantities of Bulk Product. Notwithstanding the foregoing, until the [**] of the First Commercial Sale of any Product, the required quantities of Bulk Product shall not be more than [**] percent ([**]%) of the total quantity forecasted for any [**] period.
               (e) Onyx will disclose to Ono detailed cost-breakdown information with respect to the price of clinical supply, and the Parties will in good faith negotiate appropriate adjustments of such clinical supply price if necessary to maximize the economic potential of the Product.
               (f) From and after the second anniversary of the Effective Date, Onyx shall deliver to Ono Carfilzomib Product and/or Product containing ONX 0912 for commercial purposes, of which the remaining shelf-life shall be determined by the Parties during the negotiation of the Carfilzomib Commercial Supply Agreement and 0912 Supply Agreements, taking into consideration the period of ordering, lead-time, release testing and storage requirements, as well as approved shelf-life of the Product pursuant to the U.S. Regulatory Materials for Product.
     7.3 0912 Supply Agreements. In the event that Ono elects to advance ONX 0912 into Development in the Territory, the Parties will (i) jointly agree to timing for executing a Development supply agreement and a commercial supply agreement for Product incorporating ONX 0912 (the “0912 Supply Agreements”) based upon the development plan for the Territory such that, in any event, a commercial supply agreement will be executed prior to JNDA filing and (ii) subsequently negotiate the 0912 Supply Agreements, on terms that the Parties agree to negotiate in good faith.
     7.4 Supply Price Following Patent Term. On a Product-by-Product basis, [**] prior to the expected end of Royalty Term with respect to such Product, the Parties shall discuss and determine in good faith, including by reference to competitive alternative supply prices offered by generic competitors reasonably capable of meeting Ono’s quality, capacity, and customer service standards for similar products, an appropriate supply price for such Product following the expiration of the Royalty Term. In the event that Ono and Onyx fail to reach an agreement on lower supply price despite such good faith negotiation, Onyx shall grant to Ono a royalty-free, perpetual and worldwide license(s) under the Onyx Manufacturing Patents and Onyx Manufacturing Know-How, with the right to sublicense, to manufacture or have
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufactured such Product, and shall, at Ono’s expense, provide Ono or its designated third party supplier with technology transfer and other assistance reasonably required by Ono to enable Ono to manufacture or have manufactured such Product, on terms to be mutually agreed upon by the Parties in good faith.
     7.5 Quality Agreement. The Quality Agreement will set forth the Parties’ quality and compliance obligations with respect to Manufacture of Product. Ono and Onyx agree to comply with the requirements and provisions set forth in the Quality Agreement. The Quality Agreement will set forth in greater detail many of the responsibilities and obligations set forth herein. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail. The Parties shall execute the Quality Agreement within [**] ([**]) [**] of the Effective Date.
     7.6 Commercial Sample Supply Price. Onyx shall separately supply Ono with Product (on an [**] basis) for distribution as free samples in the Territory for Commercialization purposes to be used, after obtaining Regulatory Approval for the Product in the Territory, as a specimen for display or provided to doctors in accordance with the Law relating to such specimen and [**]; provided that, (i) Onyx shall not be obligated to provide more than [**] ([**]) units of Product for free sample purposes per calendar year and (ii) under no circumstances shall such samples be used for the treatment of patients or subjects.
     7.7 Non-Clinical Development Supply. Onyx shall supply Ono, at [**], with Compound drug substance and its related materials, including deuterated Compound, (i) as described in Schedule 4.3.2, and (ii) as may otherwise be mutually agreed by the Parties from time-to-time and within [**] of written request therefor.
ARTICLE 8
PAYMENTS
     8.1 Upfront Payment. In consideration for the rights and licenses granted to Ono hereunder and the documentation delivery to be performed hereunder, Ono shall remit to Onyx an upfront amount equal to Five Billion Yen (JPY 5B) (the “Upfront Payment”) by wire transfer of immediately available funds into an account designated in writing by Onyx, on the date that is the later of (i) fifteen (15) business days after the Effective Date or (ii) ten (10) business days after the receipt by Ono of the tax documentation delivered by Onyx and expressly described in Section 8.5 (including the timeframe for delivery of such documentation as described in Section 8.5). Onyx shall provide Ono with an invoice for the Upfront Payment. Such Upfront Payment shall be nonrefundable and noncreditable against any other payments due hereunder.
     8.2 Milestone Payments. Ono shall remit to Onyx the milestone payments described in this Section 8.2 following achievement (first occurrence) of the corresponding milestone event and provision by Onyx to Ono of an invoice for the given milestone payment. A Party shall promptly notify the other Party in writing of, but in no event later than [**] after, the achievement of each such milestone event (each, a “Milestone Notification Notice”) achieved by it, Ono shall remit the applicable milestone payment by wire transfer of immediately available
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

funds into an account designated by Onyx on [**] after the achievement (first occurrence) of the applicable Milestone Event; provided, however, that in no event shall a failure to deliver a Milestone Notification Notice relieve Ono of its obligation to pay Onyx the milestone payments described in this Section 8.2. Each such milestone payment is nonrefundable and noncreditable against any other payments due hereunder.

Milestone Event	Milestone Payment
Development Milestones
1. Upon Trial Completion of the [**] for Product in the Territory, [**]	JPY [**]
2. Upon Trial Completion of the [**] for Product in the Territory (or, if there is no [**], upon [**]), [**]	JPY [**]
3. Upon acceptance of [**] of the [**] for Product by [**]	JPY [**]
4. Upon the [**] of a [**] for Product, [**]	JPY [**]

[**] Milestones
1. Upon the [**] achievement of [**] of Product [**] in the Territory	JPY [**]
2. Upon the [**] achievement of [**] of Product [**] in the Territory	JPY [**]
For clarity, (i) each milestone payment shall be payable to Onyx only one time upon the first achievement of such milestone, regardless of subsequent or repeated achievement of such milestone by any Compound or Product, (ii) in the event that any given milestone payment is not paid for any reason, such milestone shall become due and immediately payable upon the occurrence of the next milestone being accomplished, and (iii) with respect to the first and second milestones, where [**] is performed, the first milestone shall become due and payable upon Trial Completion of the [**] and the second milestone shall become due and payable upon Trial Completion of [**]; provided, however, that, in event that [**] is conducted and data base lock with respect to the [**] is required prior to entering the [**] due to any unexpected event (e.g, a serious adverse event occurred), then (a) the [**] shall be deemed to be an [**] conducted [**], (b) the [**] of such [**] shall be deemed to be an [**] conducted [**] and (c) for clarity, “Trial Completion” with respect to each such deemed [**] shall occur upon data base lock with respect to each such deemed [**] study.
     8.3 Royalties. As further consideration for the rights and licenses granted to Ono under this Agreement, Ono shall pay to Onyx, on Product-by-Product basis, until the expiration of the Royalty Term with respect to such Product, a royalty equal to [**] percent ([**]%) (the “Royalty Rate”) of Net Sales of Product in the Territory.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     8.4 Royalty Payments and Reports. Ono shall calculate all royalty payments payable to Onyx pursuant to Section 8.3 with respect to Net Sales at the end of each calendar quarter. Ono shall remit to Onyx the royalty payment due for Net Sales during a given calendar quarter on the date that is [**] ([**]) [**] after the end of such calendar quarter; provided, however, that if the [**] ([**]) [**] falls on a non-business day then such royalty payment shall be remitted on the previous business day. Notwithstanding the timing for royalty payments, Ono shall provide an [**] report to Onyx within [**] ([**]) [**] after the end of each calendar quarter (which [**] report will include [**] for the applicable calendar quarter and [**] of the Net Sales of Product for the applicable calendar quarter based on the preceding calendar quarter’s deductions from gross sales to arrive at Net Sales during such preceding calendar quarter) and an [**] report to Onyx within [**] after the end of each calendar quarter, which report shall show (i) a statement of the amount of [**] of Product in the Territory during the applicable calendar quarter (including such amounts expressed in local currency and as converted to Dollars at the exchange rate for conversion of JPY into Dollars posted by [**] on the [**] of such applicable calendar quarter), (ii) a statement of the amount of [**] for in the [**] during such calendar quarter [**] and (iii) a statement of the amount of the royalty payment due on such Net Sales for such calendar quarter. Without limiting the generality of the foregoing, Ono shall require its Affiliates to account for their respective Net Sales and to provide such reports with respect thereto as if such sales were made by Ono.
     8.5 Taxes and Withholding.
          8.5.1 Tax Matters. The Parties acknowledge and agree that that no withholding taxes are anticipated with respect to the Upfront Payment, milestone payment or royalties, as a result of the tax treaty in place between Japan and the U.S as of the Effective Date subject to submission of taxation documents necessary for obtaining the withholding tax exemption. If Ono’s future payment to Onyx of a milestone payment or royalties is subject to a deduction of withholding tax by Japanese tax authorities, the sum payable by Ono (in respect of which such withholding is required to be made) shall be made to Onyx after deduction of the amount required to be so withheld by Japanese tax authorities, which withheld amount shall be remitted to the Japanese tax authorities in accordance with Laws and shall be an expense of, and borne solely by Onyx. In the event that any taxes other than those described in the first two sentences of this Section, or any transfer, excise, franchise, property, documentary, sales, use, stamp, registration, recording, value added, goods and services, harmonized sales, or other such similar taxes or fees are imposed in the Territory in connection with any payments to be made by Ono to Onyx under this Agreement, the Parties shall discuss in good faith to reach agreement on which Party should bear such taxes or fees in the light of nature of such tax.
          8.5.2 Tax Cooperation. To the extent Ono is required by the Japanese tax authorities to deduct and withhold taxes on any payments to Onyx, Ono shall pay the amounts of such taxes to the proper Japanese tax authorities in a timely manner and transmit to Onyx an official tax certificate or other evidence of such withholding sufficient to enable Onyx to claim such payments of taxes promptly after it is available. Onyx shall provide to Ono any taxation documents (Form 3 and Form 17), and the Residency Certificate of Onyx issued by the U.S. Internal Revenue Service (which Residency Certificate is effective for three (3) years after its issuance to a public company) that may be reasonably necessary in order for Ono not to
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Onyx shall use reasonable efforts to provide any such taxation documents and the Residency Certificate of Onyx to Ono at least [**] ([**]) [**] (to the extent possible) prior to the due date for any payments for which Onyx desires that Ono apply a reduced withholding rate; provided, however, that in the event that Onyx is not able to provide such taxation documents and the Residency Certificate of Onyx to Ono at least [**] ([**]) [**] prior to the due date for any payments, such payment shall be remitted to Onyx [**] ([**]) [**] after receipt by Ono of such taxation documents and the Residency Certificate of Onyx. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.
     8.6 Currency Conversion. All payments hereunder shall be made in Dollars. All such payment shall be converted into U.S. Dollars at the exchange rate for conversion of JPY into Dollars posted by the Bank of Tokyo-Mitsubishi UFJ, Ltd. on the date on which Ono will make the applicable payment hereunder, provided that no deduction from any amount shall be made in respect of bank fees or charges.
     8.7 Late Payments. Any amount required to be paid by Ono hereunder which is not paid on the date due shall bear interest at a rate equal to the thirty (30) day U.S. Dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street Journal, plus two percent (2%). Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.
     8.8 Records; Audits. Ono and its Affiliates shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all royalty payments and other amounts payable to Onyx hereunder (including records of Net Sales), and any other records reasonably required to be maintained with respect to Ono’s obligations under this Agreement, for a minimum period of [**] ([**]) [**] or such longer period as required by Laws. Onyx shall have a right to cause an independent, certified public accountant of internationally recognized standing selected by Onyx, and reasonably acceptable to Ono, to audit such records of Ono, and its Affiliates in order to confirm the accuracy of the foregoing (an “Audit”) for a period covering not more than the preceding [**] ([**]) [**]. Such audits may be conducted during normal business hours upon reasonable prior written notice to Ono, but no more than frequently than once per year. Ono shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. Any underpayments by Ono shall be paid to Onyx within [**] ([**]) [**] of notification of the results of such inspection. Onyx shall cause the accounting firm to execute a reasonable written confidentiality agreement with Ono, which shall provide that such accounting firm will disclose to Onyx only such information as is reasonably necessary to provide Onyx with information regarding any actual or potential discrepancies between amounts reported or paid and amounts payable under this Agreement and not disclose to Onyx any information, financial or otherwise, unrelated to sales of the Product, including any financial information regarding any of Ono’s products other than the Product. The accounting firm will send a copy of the report it prepares for Onyx to Ono at the same time such report is delivered to Onyx. The report sent to Ono will
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Any overpayments made by Ono shall be refunded by Onyx within [**] ([**]) [**] of notification of the results of such inspection. Onyx shall bear the cost of any such Audit, unless the Audit reveals that the actual royalties payable, Net Sales, and/or any other applicable amount Audited hereunder to be different, by more than [**] ([**]), than the amounts as previously calculated by Ono. Onyx shall treat all financial information subject to review under this Section 8.8 in accordance with the confidentiality and non-use provisions of this Agreement. Ono shall be free, including in any instance wherein Ono disputes the results, findings or methodologies of Onyx’s auditor, to engage a suitable auditor, at Ono’s own cost to review the work of Onyx’s auditor and Onyx shall use Commercially Reasonable Efforts to cause its auditor to meet with Ono and Ono’s auditor and provide to Ono and Ono’s auditor all relevant documents and information reasonably related to any issues concerning royalty and milestone payments, and Onyx and Ono shall meet in good faith to resolve any and all such issues.
ARTICLE 9
INTELLECTUAL PROPERTY MATTERS
     9.1 Ownership of Intellectual Property.
          9.1.1 General. Subject to the provisions of this Section 9.1.1 and except as expressly set forth otherwise in this Agreement, (i) Onyx shall solely own, and it alone shall have the right to apply for, Patents covering or claiming Onyx Inventions within and outside of the Territory and have the right to apply for Patents covering or claiming Onyx Inventions, (ii) Ono shall, subject to Sections 2.2 and 9.3.2(b), own all Ono Inventions within and outside of the Territory, and have the right to apply for Patents covering or claiming Ono Inventions, and (iii) the Parties shall jointly own all Joint Inventions within and outside of the Territory and each Party shall have the right to apply for Patents covering or claiming Joint Inventions in accordance with Section 9.3.3. Each Party shall promptly disclose to the other Party all Onyx Inventions, Ono Inventions and Joint Inventions, as applicable, made by it during the Term. The determination of inventorship for such Inventions shall be made in accordance with applicable Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code) or in its equivalent foreign patent Laws where each of Inventions is originally discovered, made, conceived, or reduced to practice. For clarity, subject to the rights granted to each Party under this Agreement, all Joint Inventions shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent laws, with each Party having the unrestricted right to use, license and grant rights to sublicense each such Joint Invention in the Territory.
          9.1.2 Employees. Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are discovered, made, conceived, or reduced to practice by such employees according to the ownership principles described in Section 9.1.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party will also use its Commercially Reasonable Efforts to require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are discovered, made, conceived or reduced to practice by such agents or
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

independent contractors to Onyx and/or Ono according to the ownership principles described in Section 9.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions, and to facilitate any actions necessary or useful to perfect the Parties’ intellectual property rights in such inventions.
     9.2 Disclosures; Disputes Regarding Inventions. Each Party (the “Filing Party”) shall, before filing a new Patent application in the Territory (including any priority claims) claiming an Invention, promptly disclose such Invention to, and provide the other Party (the “Non-filing Party”) with a copy of (i) the proposed patent application or (ii) the abstract of the claim of proposed patent application, at least [**] ([**]) [**] to the extent practicable, and in any event no less than [**] ([**]) [**], before filing such application or such shorter time as may be required to preserve Patent rights, including the avoidance of a statutory bar or prior publication. If the Non-filing Party provides any comments on either (i) or (ii) within ([**]) [**] after receipt thereof, the Filing Party shall use commercially reasonable efforts to incorporate such comments made by the Non-filing Party into the Patent application. If the Non-filing Party believes that such Filing Party’s proposed Patent application discloses Confidential Information of such Non-filing Party, the Non-filing Party shall so notify the Filing Party within [**] ([**]) [**] after receipt thereof, and shall amend its proposed application to comply with the confidentiality provisions of this Agreement. If the Parties are in agreement as to the designation of the Invention as an Onyx Invention, Joint Invention or Ono Invention, as applicable, they shall continue as set forth in Section 9.3. If the Parties disagree as to whether an Invention is an Onyx Invention, Joint Invention or Ono Invention, and are unable to reach agreement within [**] ([**]) [**] after commencing discussions, then the provisions of ARTICLE 15 shall apply to such dispute.
     9.3 Patent Filings, Prosecution and Maintenance.
          9.3.1 Licensed Patents and New Licensed Patent. Subject to Section 9.2, Onyx shall have the first right to prepare, file, prosecute and maintain all Licensed Patents and New Licensed Patents (including those covering or claiming Onyx Inventions), at its own cost and expense within and outside of the Territory. Onyx shall keep Ono informed of the status of Licensed Patents and New Licensed Patents and will provide Ono with copies, in English, of all substantive documentation submitted to, or received from, the patent office in the Territory and in the United States in connection therewith. The Parties shall cooperate reasonably in the prosecution of all Licensed Patents and New Licensed Patents and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Onyx (a) intends to allow any Licensed Patent or New Licensed Patent to which Ono has an exclusive license under this Agreement to expire or intends to otherwise abandon any such Licensed Patent or New Licensed Patent, or (b) decides not to prepare or file patent applications covering or claiming Onyx Inventions in the Territory to which Ono would otherwise have an exclusive license under this Agreement, Onyx shall notify Ono of such intention or decision at least [**] ([**]) [**] (or as soon as possible if less than [**] ([**]) [**]) prior to any filing or payment due date, or any other date that requires action, in connection with such Licensed Patent and New Licensed Patents. In such case, such Licensed Patent and New Licensed Patent shall be assigned to Ono at Ono’s expense, and Ono shall have the right to prepare, file, prosecute and maintain, at Ono’s expense and in the name of Ono, such Licensed Patent and
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

New Licensed Patent as assigned to Ono. The aforementioned assigned Licensed Patents and New Licensed Patents shall be deemed Ono Patents; provided that, Onyx shall not be obligated to, and Ono shall not be able to cause Onyx to, assign any given Licensed Patent or New Licensed Patent to the extent that such an assignment could have an adverse effect on Onyx’s worldwide strategy with respect to Product (including any such effect with respect to Onyx’s intellectual property portfolio).
          9.3.2 Ono Patents
               (a) Subject to Section 9.2, Ono shall have the first right to prepare, file, prosecute and maintain all Ono Patents (including those covering or claiming Ono Inventions), at its own cost and expense in and outside the Territory. Ono shall keep Onyx informed of the status of Ono Patents and will provide Onyx with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. The Parties shall cooperate reasonably in the prosecution of all Ono Patents, in accordance with Section 9.3.2(c), and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Ono (a) intends to allow Ono Patents to expire or intends to otherwise abandon any such Ono Patent, or (b) decides not to prepare or file patent applications covering or claiming Ono Inventions in and/or outside the Territory, Ono shall notify Onyx of such intention or decision at least [**] ([**]) [**] (or as soon as possible if less than [**] ([**]) [**]) prior to any filing or payment due date, or any other date that requires action, in connection with such Ono Patents. In such case, if Onyx desires to prepare, file, prosecute and maintain such Ono Patent, then such Ono Patent shall be assigned to Onyx at Onyx’s expense, and Onyx shall have the right to prepare, file, prosecute and maintain, at Onyx’s expense and in the name of Onyx, such Ono Patent as assigned to Onyx, which assigned Ono Patents shall be deemed Onyx Patents.
               (b) With respect to the Ono Patents outside of the Territory, Ono shall notify Onyx before entering such Ono Patent into national phase filings, and if Onyx notifies Ono that Onyx desires to prepare, file, prosecute and maintain (at its own expense) such Ono Patent, said patent will be [**], after completion of national phase filing, to Onyx at Onyx’s expense, without any compensation to Ono, and Onyx shall have the right at Onyx’s expense to prepare, file, prosecute and maintain such Ono Patent as [**] to Onyx, and such patent will [**]. If Onyx does not notify Ono that Onyx desires to do so, then such Ono Patent may be abandoned.
               (c) The Parties’ patent representatives will develop a process to coordinate the filing, prosecution, and defense of all Ono Inventions and Patents covering or claiming such Ono Inventions in the Territory; provided that, in the event the Parties cannot resolve disagreements regarding the filing, prosecution, and defense with respect to Ono Inventions, the Parties will retain a neutral and disinterested Third Party patent counsel, acceptable to both Ono and Onyx (in each Party’s sole discretion), to decide the dispute with reference to the goal of maximizing the overall value of the Products. Notwithstanding anything to the contrary contained herein, the Parties agree that the Parties’ patent representatives shall together have the right to vary the terms of this Section 9.3.2, provided that
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any variance to the terms will be mutually agreed to in writing between the Parties’ patent representatives.
          9.3.3 Joint Patents
               (a) Outside of the Territory, subject to Section 9.3.3(c), Onyx shall have the first right to prepare, file, prosecute and maintain Joint Patents, at its own cost and expense after good faith consultation of such Joint Patents with Ono. Onyx shall keep Ono informed of the status of Joint Patents outside of the Territory and will provide Ono with copies, in English, of all substantive documentation submitted to, or received from, the patent offices in connection therewith; provided that, Ono shall have the right to provide input with respect to such matters. The Parties shall cooperate reasonably in the prosecution of all Joint Patents, in accordance with section 9.3.3(c), and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Onyx (a) intends to allow any Joint Patent outside of the Territory to expire or intends to otherwise abandon any such Joint Patent, or (b) decides not to prepare or file patent applications covering or claiming Joint Inventions outside of the Territory, Onyx shall notify Ono of such intention or decision at least [**] ([**]) [**] (or as soon as possible if less than [**] ([**]) [**]) prior to any filing or payment due date, or any other date that requires action, in connection with such Joint Patent outside of the Territory and Ono shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution, or maintenance thereof, at its sole cost and expense, in the name of Ono.
               (b) In the Territory, subject to Section 9.3.3(c), Ono shall have the first right to prepare, file, prosecute and maintain Joint Patents, at its own cost and expense. Ono shall keep Onyx informed of the status of Joint Patents in the Territory and will provide Onyx with copies, in either Japanese or English, of all substantive documentation submitted to, or received from, the patent offices in connection therewith; provided that, Onyx shall have the right to provide input with respect to such matters. The Parties shall cooperate reasonably in the prosecution of all Joint Patents if practicably possible and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Ono (a) intends to allow any Joint Patent in the Territory to expire or intends to otherwise abandon any such Joint Patent in the Territory, or (b) decides not to file patent applications covering or claiming Joint Inventions in the Territory, Ono shall notify Onyx of such intention or decision at least [**] ([**]) [**] (or as soon as possible if less than [**] ([**]) [**]) prior to any filing or payment due date, or any other date that requires action, in connection with such Joint Patent in the Territory, and Onyx shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of Onyx.
               (c) The Parties’ patent representatives will develop a process to coordinate the filing, prosecution, and defense of all Joint Inventions and Patents covering or claiming such Joint Inventions in and outside the Territory; provided that, in the event that the Parties cannot resolve disagreements regarding the filing, prosecution, and defense with respect to Joint Inventions, the Parties will retain a neutral and disinterested Third Party patent counsel, acceptable to both Ono and Onyx (in each Party’s sole discretion), to decide the dispute with
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reference to the goal of maximizing the overall value of the Products. Notwithstanding anything to the contrary contained herein, the Parties agree that the Parties’ patent representatives shall together have the right to vary the terms of this Section 9.3.3, provided that any variance to the terms will be mutually agreed to in writing between the Parties’ patent representatives.
          9.3.4 Cooperation. The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 9.3, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Invention disclosed in such Patent, obtaining execution of such other documents which are needed in the filing and prosecution of such Patent, and, as requested by a Party, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.
          9.3.5 Patent Expenses. Any expenses incurred by a Party in connection with the preparation, filing, prosecution and maintenance of any Licensed Patents, Joint Patents or Ono Patents, as applicable, shall be borne by the Party incurring such expenses.
     9.4 Defense and Enforcement of Patents.
          9.4.1 Infringement of Third Party Patents.
               (a) Each of the Parties shall promptly, but in any event no later than [**] ([**]) [**] after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by Ono or Onyx or any of their respective Affiliates or, solely with respect to Onyx, its licensees and sublicensees, with respect to the research, development, manufacture, use, sale, offer for sale or importation of a Compound or Product (each, an “Infringement Claim”). If each of the Parties cannot settle such Infringement Claim with the appropriate Third Parties within [**] ([**]) [**] after the receipt of the notice pursuant to this Section 9.4.1, then in the Territory Ono shall be deemed the “Responsible Party”, and outside the Territory Onyx shall be deemed the “Responsible Party” with respect to controlling the defense of such Infringement Claim, in which case, such Responsible Party shall be responsible for the costs, including attorney fees, related to such Infringement Claim. If such Responsible Party declines to assume control of the defense of such Infringement Claim, then such Responsible Party shall provide an explanation to the other Party regarding its decision to decline to assume control, and such other Party shall have the right to assume such defense, at such other Party’s expense. Upon request of the Party controlling the defense of any such action, the other Party may join in any such litigation and will have the obligation to reasonably cooperate with the controlling Party (including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other such employees who may be helpful with respect to such suit, investigation, claim or other proceeding). The controlling Party shall have the exclusive right to settle any Infringement Claim, with the other Party’s consent, which shall not be unreasonably withheld.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (b) Subject to the provisions of Sections 9.4.1(a) above, in the event that the research, development, manufacture, use, sale, offer for sale or importation of a Compound or Product is deemed by a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a Third Party in the Territory and Ono or its Affiliate obtains a license under such patent(s) in settlement of such claims with the consent of Onyx, or as Ono may determine, with the consent of Onyx, that it is commercially necessary to pay royalties or other fees to a Third Party to obtain a license to practice any Third Party’s rights in order to practice Licensed Patents or New Licensed Patents and/or use Licensed Know-How or New Licensed Know-How licensed to Ono hereunder in the Territory in order to avoid the infringement of a claim of a patent(s) owned or controlled by a Third Party in the Territory and the infringement of such patent cannot reasonably be avoided by Ono (“Third Party License”), during the Royalty Term, Ono may deduct up to [**] percent ([**]%) of the total royalties for such Third Party Licenses due to such Third Parties (or such amounts expended by Ono in settlement of such infringement actions with Onyx’s consent) from the royalties due to Onyx with respect to Net Sales of such Product in the Territory under Section 8.3; provided that, in no event shall the royalties payable by Ono pursuant to Section 8.3 be reduced by more than [**] percent ([**]%) than the amounts that would have otherwise been payable to Onyx in any given quarter.
          9.4.2 Prosecution of Infringers.
               (a) Notice. If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property in the Territory comprising the (w) Licensed Technology, (x) New Licensed Technology or (y) Ono Technology, or (z) Joint Technology, or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Licensed Patents, New Licensed Patents, Ono Patents or Joint Patents, in each case, in the Territory, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case, in the Territory, it will promptly notify the other Party thereof, including providing evidence of infringement or the claim of nullity, validity or unenforceability reasonably available to such Party.
               (b) Enforcement of Patents. Onyx (or its designee) will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within (a) the Licensed Patents or New Licensed Patents anywhere in the world and (b) the Ono Patents or Joint Patents (outside of the Territory) against infringement by a Third Party. Onyx may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice. Within the Territory the Parties shall jointly share, and outside the Territory Onyx shall solely bear, the costs of such enforcement or defense, as applicable. If, pursuant to this Section 9.4.2(b), Onyx fails to institute such litigation or otherwise take steps to remedy such infringement within [**] ([**]) [**] of the date one Party has provided notice to the other Party pursuant to Section 9.4.2(a) of such infringement or claim, then Ono will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice, and Onyx will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Notwithstanding anything to the contrary contained herein, in no event shall Ono have any right
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to bring any suit, action or proceeding with respect to any matter involving infringement of an Onyx Manufacturing Patent, or any Patent outside of the Territory or outside of the Field.
               (c) Cooperation; Damages.
                    (i) If one Party brings any suit, action or proceeding under Section 9.4.2(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.
                    (ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any Out of Pocket Costs incurred by the non-enforcing or defending Party in providing such assistance.
                    (iii) Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 9.4.2(b) will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: (i) to the extent that such Recovery is a payment for lost sales of Product in the Field in the Territory, any such Recovery will be paid to Ono and added to Net Sales for the quarter in which Recovery is received, and (ii) all Recoveries related to Product outside of the Field or outside of the Territory shall be payable to Onyx, and (iii) all remaining Recoveries shall be payable to the Party taking such action to the extent such remaining Recoveries relate solely to Product in the Field in the Territory.
               (d) Infringement and Defense of Licensed Patents Outside of the Territory or Outside of the Field. For clarity, with respect to any and all infringement or defense of any Licensed Patent, New Licensed Patent, Ono Patent or Joint Patent anywhere outside of the Territory or outside of the Field, Onyx (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such Licensed Patents, New Licensed Patents, Ono Patents or Joint Patents, in its sole discretion and Ono shall have no rights with respect thereto.
     9.5 Patent Term Extensions. As between Onyx and Ono, Onyx shall have the exclusive right, but not the obligation, to seek, in Ono’s name if so required, Patent Term Extensions (including any supplemental protection certificates and the like available under applicable Law) in the Territory in relation to the Licensed Patents, Ono Patents or Joint Patents. Ono and Onyx shall cooperate in connection with all such activities. Onyx, its agents and attorneys will give due consideration to all suggestions and comments of Ono regarding any such activities, but in the event of a disagreement between the Parties, Onyx will have the final decision making authority.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     9.6 Patent Marking. Ono shall mark Product marketed and sold by Ono (or its Affiliate or distributor) hereunder with appropriate patent numbers or indicia to the extent not prohibited by Laws.
     9.7 Patent Challenge. Onyx will be permitted to terminate this Agreement upon written notice to Ono, effective upon receipt, if Ono or any of its Affiliates, directly or indirectly, (i) initiate or request an interference or opposition proceeding with respect to, (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, or (iii) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent, New Licensed Patent or Onyx Manufacturing Patent (each of clause (i) or (ii), a “Patent Challenge”).
ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS
     10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants (as applicable) to the other Party as follows, as of the Effective Date:
          10.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
          10.1.2 Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.
          10.1.3 No Conflicts. The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound or (ii) violate any Laws of any Governmental Authority, including any applicable Regulatory Authority, having jurisdiction over it.
          10.1.4 All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of Product or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.
     10.2 Representations, Warranties and Covenants of Onyx. Onyx hereby represents, warrants and covenants to Ono that, as of the Effective Date:
          10.2.1 Onyx has not filed any Marketing Authorization Applications with a Governmental Authority in the Territory for the sale of Product in the Territory.
          10.2.2 To its knowledge after reasonable investigation, Onyx, or its Affiliate, is the owner or licensee of the Licensed Patents and Licensed Know-How, all of which are free and clear of any liens, charges and encumbrances (other than liens for taxes not yet due and payable or statutory mechanics liens and other liens of a similar nature), and no Person or Governmental Authority, has or shall have any claim of ownership whatsoever with respect to the Licensed Patents and Licensed Know-How.
          10.2.3 Neither Onyx nor, to the knowledge of Onyx after reasonable investigation, its subcontractors, has received written notice of any negative proceedings pending before or threatened by any Regulatory Authority with respect to the Compounds or Product which would have a materially adverse effect on Product in the Field in the Territory.
          10.2.4 To the knowledge of Onyx after reasonable investigation, the exercise of the license granted to Ono under the Onyx Patent and Onyx Know-How do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;
          10.2.5 To the knowledge of Onyx after reasonable investigation, no Third Party has challenged the scope, duration, validity, enforceability, priority, or Onyx’s right to use or license any Licensed Technology.
          10.2.6 Schedule 10.2.6 contains a complete and correct list of the Licensed Patents that are Controlled by Onyx (or its Affiliates) as of the Effective Date.
          10.2.7 In the course of the Development of the Compounds and Product, to its knowledge, Onyx has not used any employee that is debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous Laws in the Territory).
          10.2.8 Onyx, or its Affiliate, shall comply with all Laws in all material respects, in connection with the performance of its provisions, obligations and rights pursuant to this Agreement (including without limitation, its obligations and rights relating to Licensed Know-How), including all Laws in the U.S., Japan and any other relevant nation.
          10.2.9 To its knowledge after reasonable investigation, Onyx, or its Affiliate, has obtained assignments from the inventors of all inventorship rights relating to the Licensed Patents.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          10.2.10 To Onyx’s knowledge after reasonable investigation it has provided to Ono, in writing, prior to the Effective Date, data summaries and other material information relating to pre-clinical and clinical studies, safety profile, commercial utility and manufacturing of the Compound and the Product that are materially accurate and responsive in all material respects to requests received from Ono.
     10.3 Representations, Warranties and Covenants of Ono. Ono hereby represents, warrants and covenants to Onyx that, as of the Effective Date,
          10.3.1 Ono is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement.
          10.3.2 There are no Ono Patents or Ono Know-How.
          10.3.3 Ono shall comply with all Laws in all material respects, in connection with the performance of its provisions, obligations and rights pursuant to this Agreement (including without limitation, its obligations and rights relating to Licensed Know-How), including laws and regulations in the U.S., Japan and any other relevant nation, as well as all applicable Regulatory Approvals.
     10.4 Disclaimer. Ono understands that the Compounds and Product are the subject of ongoing clinical research and development and that Onyx cannot ensure the safety or usefulness of the Compounds or Product or that any Product will receive Regulatory Approval. In addition, Onyx makes no warranties except as set forth in this ARTICLE 10 concerning the Licensed Technology.
     10.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification by Onyx. Onyx hereby agrees to save, indemnify, defend and hold Ono, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Party Claim”) resulting or otherwise arising from (i) any breach by Onyx of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (ii) the negligence or willful misconduct by Onyx or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (iii) any matter related to the development, manufacturing, packaging and labeling or commercialization of Product (including, for clarity, any product liability Losses resulting therefrom) by Onyx, its Affiliates, licensees or sublicensees or their respective officers, directors, employees, agents or consultants; in each case except to the extent that such Losses are subject to indemnification by Ono pursuant to Section 11.2.
     11.2 Indemnification by Ono. Ono hereby agrees to save, indemnify, defend and hold Onyx, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by Ono of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Ono or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (iii) any matter related to the Development, Packaging and Labeling or Commercialization of Product hereunder (including, for clarity, any product liability Losses resulting therefrom) by Ono or its Affiliates or their respective officers, directors, employees, agents, sublicensees or consultants; in each case except to the extent that such Losses are subject to indemnification by Onyx pursuant to Section 11.1.
     11.3 Indemnification Procedures.
          11.3.1 Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 11.1 or 11.2, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 11.1 or 11.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.
          11.3.2 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 11.1 or 11.2, as applicable, by giving written notice to the Indemnified Party [**] ([**]) [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 11.3.
          11.3.3 Right to Participate in Defense. Without limiting Section 11.3.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 11.3, in which case the Indemnified Party will be allowed to control the defense at the indemnifying Party’s expense.
          11.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 11.3.2 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.3.2.
          11.3.5 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings,
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.
          11.3.6 Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12. EXCEPT AS EXPRESSLY SET FORTH IN ANY REPRESENTATION OR WARRANTY IN ARTICLE 10, ONO ACKNOWLEDGES AND AGREES THAT ONYX HAS MADE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND ONO SHALL HAVE NO CLAIM OR RIGHT (INCLUDING WITH RESPECT TO INDEMNIFICATION PURSUANT TO THIS ARTICLE 11 (OR OTHERWISE)) WITH RESPECT TO, ANY INFORMATION, DOCUMENTS OR MATERIALS FURNISHED TO OR FOR ONO BY ONYX, ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO ONO IN ANY FORM IN EXPECTATION OF THE TRANSACTION AND COLLABORATION CONTEMPLATED HEREBY.
     11.5 Insurance. Each Party shall (provided that either Party shall be allowed to self insure) procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement, and such insurance coverage shall be (i) with respect to Onyx, [**], in no event less than, [**] and (ii) with respect to Ono, [**], and in no event less than [**]. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 11. Each Party shall provide
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the other Party with written evidence of such insurance upon request of the other Party and upon expiration of any one coverage. Each Party shall provide the other Party with written notice at least [**] ([**]) [**] prior to the cancellation, nonrenewal or material change in such insurance or self — insurance which materially adversely affects the rights of the other Party hereunder.
ARTICLE 12
CONFIDENTIALITY
     12.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to the Mutual Disclosure Agreement between the Parties dated March 15, 2010). Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:
          12.1.1 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;
          12.1.2 were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;
          12.1.3 became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;
          12.1.4 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
          12.1.5 were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.
     12.2 Confidentiality Obligations. Each of Ono and Onyx shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Onyx, its licensees or sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Onyx, its licensees or sublicensees, who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 12) that all such directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Onyx, its licensees or sublicensees comply with such obligations. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Onyx, its licensees or sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this ARTICLE 12. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.
     12.3 Permitted Disclosure and Use. Notwithstanding Section 12.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (b) comply with Laws; or (c) disclose Confidential Information belonging to Ono related to the Compounds or a Product only to the extent such disclosure is made to a Governmental Authority, including Regulatory Authority, and is reasonably necessary to obtain or maintain Regulatory Approval of a Product, as applicable. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.3, such Party shall give advance written notice of such disclosure to the other Party sufficient to permit such other Party reasonable opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy. Notwithstanding Section 12.2, Onyx may also disclose Confidential Information belonging to Ono related to the Compounds and Product to Third Parties in connection with financing activities or the development or commercialization of the Compounds and Product outside of the Field in the Territory, or outside of the Territory (provided that such Third Parties are bound by written agreements having terms at least as protective as those contained in this ARTICLE 12 with respect to keeping such Confidential Information confidential).
     12.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.
     12.5 Publicity; Filing of this Agreement.
          12.5.1 Publicity. The press releases to be issued by each Party in connection with the transactions described herein shall be provided to the other Party for comment prior to issuance thereof and each Party shall incorporate any comments received from such other Party to the extent practicable. Except as otherwise provided in this Section 12.5, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, managers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential strategic partners, advisors, agents and, solely with respect to Onyx, its licensees or sublicensees whose duties reasonably require them to have access to this Agreement, provided that such directors, officers, managers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents or, solely with respect to Onyx, its licensees or sublicensees are required to maintain the confidentiality of this Agreement, (ii) disclosures required by NASDAQ regulation or any listing agreement with a national securities exchange, in which case the disclosing Party shall provide the non-disclosing Party with at least forty eight (48) hours’ notice unless otherwise not practicable, but in any event no later than the time the disclosure required by such NASDAQ regulation or listing agreement is made, (iii) disclosures as may be required by Laws, in which case the disclosing Party shall provide the non-disclosing Party with prompt advance notice of such disclosure and cooperate with the non-disclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission, (iv) the report on Form 8-K, which may be filed by an Onyx or an Affiliate of Onyx setting forth the press release referred to above, and/or this Agreement in redacted form as provided in Section 12.5.2, (v) disclosures that are consistent with or complementary to those described in clause (i) of this Section but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given. A Party may publicly disclose without regard to the preceding requirements of this Section 12.5 any information that was previously publicly disclosed pursuant to this Section 12.5. In any case, the disclosing Party shall provide the non-disclosing Party with a copy of such any press release or other public announcement when officially released.
          12.5.2 Redacted Agreement. Onyx shall have the right to prepare a redacted copy of this Agreement (“Redacted Agreement”) which it shall submit to Ono for review and comment, which comments Onyx shall in good faith, and with due consideration of the impact on Ono’s business, consider incorporating into the final Redacted Agreement; provided that, Onyx shall have final discretion with regards to the content of the Redacted Agreement. In the event Ono is obligated to file this Agreement it shall file the Redacted Agreement as filed by Onyx.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     12.6 Publication. Each Party recognizes that the publication of papers regarding results of research and clinical studies and other information regarding the Compound and/or the Product, including oral presentations and abstracts, may be beneficial to both Parties. Notwithstanding the foregoing, Ono shall submit copies of each proposed academic, scientific, medical and other publication or presentation that contains or refers to the Licensed Technology, the Ono Technology or otherwise relates to the Compounds or Product to Onyx at least [**] ([**]) [**] in advance of submitting such proposed publication or presentation to a publisher or other Third Party in order to reasonably control and protect Confidential Information and to otherwise provide approve such publication. Onyx shall make reasonable efforts to expedite review of such proposed publication or presentation and shall return such items as soon as practicable to Ono with appropriate comments, if any, but in no event later than [**] ([**]) [**] from the receipt of proposed publication or presentation by Onyx. Ono shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of Onyx and as otherwise necessary to be responsive to any comments provided by Onyx. Without limitation of the foregoing, Ono also agrees to delay any submission for publication or other public disclosure for a period of at least additional [**] ([**]) [**] for the purpose of allowing the preparation and filing of appropriate patent applications. In addition, in the event that the document includes data, information, or material generated by Onyx’s scientists, and professional standards for authorship would be consistent with including Onyx’s scientists as co-authors of the document, the names of such scientists will be included as co-authors. For clarity, in the event that Onyx proposes any publication that contains references to an Ono Invention (which is not covered or claimed by a Patent that has been [**] to Onyx), then this provision shall apply mutatis mutandis, substituting references to “Ono” with references to “Onyx” and vice versa. It is also agreed by Onyx that Onyx shall, to the extent practicable in advance of a given publication, provide Ono with a copy of such publication, with respect to the Compound or the Product, made by or on behalf of Onyx.
     12.7 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 12.5, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission.
     12.8 Survival. The obligations and prohibitions contained in this ARTICLE 12 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of ten (10) years.
ARTICLE 13
TERM AND TERMINATION
     13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 13, shall remain in effect, on a Product-by-Product basis, until the expiration of the Royalty Term for such Product (the “Term”). Upon expiration (as opposed to termination) of this Agreement, the licenses granted to Ono under Section 2.1 shall become fully paid-up, perpetual, non-exclusive licenses. From and after the expiration of
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Agreement, Ono shall have the exclusive, royalty-free right in the Territory to use the Product Trademark and the Product Trade Dress pursuant to the license granted under Section 6.10 to the extent necessary for Ono to Commercialize Product in the Field in the Territory.
     13.2 Termination by Ono for Scientific or Commercial Reasons. Ono shall have the right to terminate this Agreement [**] for scientific or commercial reasons consistent with the usual practice followed by Ono in pursuing the commercialization of its other pharmaceutical products of similar commercial value, by giving [**] advance written notice, provided that Ono shall timely provide Onyx with such reason for termination.
     13.3 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) shall have materially breached any representation, warranty, covenant, terms or provision of the Agreement or defaulted in the performance of any of its obligations. The Breaching Party shall have [**] ([**]) [**] ([**] ([**]) [**] in the event of non-payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Unless the Breaching Party has cured any such breach or default prior to the expiration of such [**] ([**]) [**] period ([**] ([**]) [**] period for non-payment), such Termination shall become effective upon receipt of the written notice of termination by the Breaching Party to be given within [**] ([**]) [**] of the end of the [**] ([**]) [**] period ([**] ([**]) [**] period for non-payment).
     13.4 Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within [**] ([**]) [**] after the filing thereof.
     13.5 Termination by Onyx. Without limitation of its rights under this ARTICLE 13, Onyx may also terminate this Agreement in its entirety pursuant to the provisions of Sections 4.6, 9.7 and 16.1.
ARTICLE 14
EFFECTS OF EXPIRATION AND TERMINATION
     14.1 Effects of Termination. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated prior to its natural expiration, then the following provisions shall apply (for clarity, on a Product-by-Product basis to the extent applicable and feasible):
          14.1.1 Termination of Licenses. All rights and licenses granted to Ono hereunder shall immediately terminate and be of no further force and effect and Ono shall cease Developing, Commercializing and Manufacturing Product (except as otherwise set forth in Section 14.1.4).
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          14.1.2 Assignments. Ono will promptly, in each case within [**] ([**]) [**] after receipt of Onyx’s request, and [**] to Onyx:
               (a) assign to Onyx all of Ono’s right, title and interest in and to any agreements (or portions thereof) between Ono and Third Parties that relate to the Development or Commercialization of Product;
               (b) assign to Onyx all of Ono’s right, title and interest in and to any (i) Promotional Materials, (ii) copyrights and trademarks (including Product Trademarks), including any goodwill associated therewith, and any registrations and design patents for the foregoing, and (iii) any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to Product; provided, however, in the event Onyx exercises such right to have assigned such Promotional Materials, Ono shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Ono contained therein for a period of [**] ([**]) [**] in order to use such Promotional Materials in connection with the Commercialization of Product;
               (c) assign to Onyx, the management and continued performance of any clinical trials for Product ongoing hereunder as of the effective date of such termination in respect of which Onyx shall assume full financial responsibility from and after the effective date of such termination;
               (d) transfer to Onyx all of, if any, Ono’s right, title and interest in and to any and all regulatory filings, Regulatory Approvals and other Regulatory Materials for Product in respect of which Onyx shall assume full financial responsibility;
               (e) transfer to Onyx all of Ono’s right, title and interest in and to any and all Commercialization-related Data Controlled by Ono for Product; and
               (f) provide a copy of (i) the material tangible embodiments of the foregoing and (ii) any other material books, records, files and documents Controlled by Ono solely to the extent related to Product and which may be redacted to exclude Confidential Information of Ono;
               (g) provided, however, that to the extent that any agreement or other asset described in this Section 14.1.2 is not assignable by Ono, then such agreement or other asset will not be assigned, and upon the request of Onyx, Ono will take such steps as may be reasonably necessary to allow Onyx to obtain and to enjoy the benefits of such agreement or other asset. For purposes of clarity, (i) Onyx shall have the right to request that Ono take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions and (ii) to the extent Onyx requests Ono to transfer its right, title and interest in the items set forth in this Section 14.1.2 to Onyx, Ono shall also cause its Affiliates to transfer and assign to Onyx all of such Affiliates’ right, title and interest in and to the foregoing items set forth in this Section 14.1.2.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          14.1.3 Disclosure and Delivery of Ono Know-How.
               (a) Ono will promptly transfer to Onyx copies of any physical embodiment of any Ono Know-How, to the extent then used in connection with the Development or Commercialization of Product; such transfer shall be effected by the delivery of material documents, to the extent such Ono Know-How is embodied in such documents, and to the extent that Ono Know-How is not fully embodied in such documents, Ono shall make its employees and agents who have knowledge of such Ono Know-How in addition to that embodied in documents available to Onyx for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Onyx to practice such Ono Know-How but only in a manner as set out as follows in this Section 14.1.3. The appropriate technical teams at Onyx and Ono will meet to plan transfer for the Ono Know-How as follows: (i) Ono’s designated representative(s) for Product will meet with representatives from Onyx to answer questions with respect to the Ono Know-How and establish a plan for the transfer for such Ono Know-How; (ii) Ono will allocate adequate appropriately qualified representatives to work with Onyx to review the Ono Know-How to enable the completion of the transfer [**] of the completion of the initial transfer planning meetings to the extent reasonable, but in any event no longer than [**] ([**]) [**] thereafter.
               (b) To the extent that this Agreement is terminated by Onyx pursuant to Section 13.3 because of Ono’s uncured breach, then Ono shall, and shall cause its Affiliates to, also transfer and assign, and hereby does assign, to Onyx its entire right, title and interest in and to any Ono Technology and Joint Patents; provided that, Onyx hereby grants Ono a non-exclusive license under such transferred and assigned rights, to develop, manufacture and commercialize products other than (and which do not incorporate) the Compounds or Product. In furtherance of the foregoing, Ono shall execute, and shall cause its Affiliates to execute, any documents reasonably required to confirm Onyx’s sole ownership of Ono Technology and Joint Patents, and any documents required to apply for, maintain and enforce any Patent or other right in the Ono Technology or Joint Patents.
          14.1.4 Disposition of Inventory. Ono and its Affiliates will be entitled, during the period ending on the last day of the [**] following the effective date of such termination, to sell any inventory of Product affected by such termination that remains on hand as of the effective date of the termination, so long as Ono pays to Onyx the royalty payments and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement and otherwise complies with the terms set forth in this Agreement.
          14.1.5 Disposition of Commercialization Related Materials. Ono will promptly deliver to Onyx in electronic, sortable form (i) a list identifying all wholesalers and other distributors involved in the Commercialization of Product in the Territory as well as any customer lists (e.g., purchasers) related to the Commercialization of Product in the Territory, and (ii) all Promotional Materials as well as any items bearing Product Trademark and/or any trademarks or housemarks otherwise associated with Product or Onyx.
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     14.2 Ono Rights Arising Under Section 13.3.
          14.2.1 Without limiting any other legal or equitable remedies that Ono may have, if Ono has the right to terminate this Agreement in accordance with Section 13.3 because Onyx is the breaching Party, then Ono shall have the option, in its sole discretion, to allow this Agreement to remain in full force and effect in lieu of exercising such termination right.
          14.2.2 Notwithstanding the foregoing or anything to the contrary contained herein, in the event that this Agreement has been terminated by Ono pursuant to Section 13.3 because of Onyx’s uncured breach, then (i) Onyx shall be responsible for [**] in the process of accomplishing the transfer described in Section 14.1.2(d) and (ii) Onyx shall pay royalties to Ono on any [**] of Product booked by Onyx in the Territory as follows: if such for-cause termination occurs (a) after [**], then Onyx shall pay Ono royalties equivalent to [**], or (b) before [**], then Onyx shall pay Ono royalties equivalent to [**]. For purposes of this Section, [**] shall be calculated in the same manner as [**] is pursuant to [**], substituting “Onyx” for each reference to “Ono” in such Section.
     14.3 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
     14.4 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: ARTICLES: 1, 10, 11 (other than Section 11.5), 12 (subject to Section 12.8), 14, and 15 (with respect to any dispute then in progress) and Sections 2.2, 2.3, 4.5.1 (to the extent required by Law), 5.7.1, 5.8, 6.9.2, 7.4, 8.5.3, 8.8 (until the third anniversary after the date of early termination or expiration of the Agreement), 9.1.1, 13.1 (in the event of expiration (as opposed to termination) of this Agreement), 16.2, 16.4, 16.5, 16.11 and 16.12. Except as set forth in this ARTICLE 14 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.
     14.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Onyx and Ono are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (i) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (x) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (y) if not
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

delivered under clause (x), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party and (ii) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property include all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Licensed Technology, New Licensed Technology, Onyx’s interests in Joint Patents and Joint Inventions in the case that Onyx is the Bankrupt Party, and Ono Technology and Ono’s interest in Joint Patents and Joint Inventions in the case that Ono is the Bankrupt Party.
ARTICLE 15
DISPUTE RESOLUTION
     15.1 Disputes. The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute addressed in Section 3.4).
     15.2 Escalation of Disputes. With respect to all disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [**] ([**]) [**] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for attempted resolution by good-faith negotiations within [**] ([**]) [**] after such notice is received.
     15.3 Mediation. Except to the extent that final decision-making authority is specifically provided in any provision in this Agreement, if the Executive Officers are unable to resolve the dispute pursuant to Section 15.2, then the Parties shall attempt in good faith to resolve such dispute through mediation with a mutually agreed mediator. If the mediation of such dispute does not commence within [**] ([**]) [**] (or such other period of time mutually agreed upon by the Parties) of the receipt of a written request for such mediation by the other Party, or if the dispute is not resolved within [**] ([**]) [**] (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Parties are unable to agree upon a mediator, then either Party may proceed to arbitration under Section 15.4.
     15.4 Arbitration. If the Parties are unable to resolve the dispute following the procedures set forth in Sections 15.2 and 15.3, then the dispute for arbitration shall be submitted in San Francisco, California in case Ono demands arbitration and in Osaka, Japan in case Onyx
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

demands arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect. Notwithstanding the foregoing, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the ICC Rules. Any judgment upon the award rendered by the panel of the arbitrators shall be entered in any court having jurisdiction over the subject matter thereof. The panel of the arbitrators shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve said dispute. The final decision of such panel of the arbitrators, as entered by a court of competent jurisdiction, will be furnished by such panel of the arbitrator in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Parties, and an order with respect thereto may be entered in any court of competent jurisdiction. Notwithstanding anything in this ARTICLE 15, neither Party shall have the right to submit for arbitration any claim that any Invention is unpatentable or any Patent is invalid or unenforceable. A dispute regarding the scope of a Patent covering or claiming Licensed Know-How, New Licensed Know-How, Onyx Inventions, Joint Inventions, Ono Inventions or Ono Know-How, or whether a particular Product is covered or claimed by a Licensed Patent, New Licensed Patent, Joint Patent or Ono Patent, may be submitted for arbitration under this ARTICLE 15.
          15.4.1 Any such arbitration will be conducted before a panel of three (3) persons who will be compensated for his or her services at a rate to be determined by the Parties or by ICC, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the Parties are not able to agree upon his or her rate of compensation.
          15.4.2 Each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [**] ([**]) [**] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC.
          15.4.3 No arbitrator shall have any past or present family, business or other relationship with the Parties or any Affiliate, director or officer thereof, unless following full disclosure of all such relationships, the Parties agree in writing to waive such requirement with respect to an individual in connection with any dispute. In addition, unless otherwise agreed to between the Parties, (i) the arbitrators in any dispute related to the performance or non-performance of Ono’s obligations under the Development Plan shall have at least [**] ([**]) [**] of experience in the development of cancer pharmaceuticals and interactions with Regulatory Authorities; and (ii) the arbitrators in any dispute involving a Patent shall be a current or former patent attorney with at least [**] ([**]) [**] of experience; provided, however, that, if ICC is not able to provide arbitrators for such arbitration with the requisite experience the Parties will agree on arbitrators with as to close such experience as is practicable.
          15.4.4 The panel of the arbitrators shall be instructed to hold an up to a [**] ([**])- [**] hearing (or [**] ([**]) [**] in the event of a dispute relating to the scope of a Patent claim) regarding the disputed matter within [**] ([**]) [**] of his designation and to render an award (without written opinion) no later than [**] ([**]) [**] after the conclusion of such
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

hearing (or such longer time as is permitted under ICC Rules), in each case unless otherwise mutually agreed in writing by the Parties.
          15.4.5 No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this ARTICLE 15. The Parties agree to act in good faith to promptly exchange relevant documents.
          15.4.6 The Parties will each pay fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (i) the prevailing Party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing Party, and the arbitrator will be authorized to determine the identity of the prevailing Party and the losing Party.
          15.4.7 The panel of the arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.
     15.5 Litigation and Jurisdiction. If an error is found in the procedure of the arbitration, or the dispute relates to the validity, patentability or enforceability of any Licensed Patent, New Licensed Patent, Ono Patent or Joint Patent then either Party shall have right to pursue any legal or equitable remedy available to it under Laws; provided that, any litigation arising under this Agreement shall be brought in the State of California in the USA if Ono is the defendant, and Osaka, Japan if Onyx is the defendant. Each Party hereby agrees to the exclusive jurisdiction of such court and waives any objections as to the personal jurisdiction or venue of such court.
     15.6 Patent and Trademark Dispute Resolution. Notwithstanding anything to the contrary in this ARTICLE 15, any dispute, controversy or claim relating to the validity, enforceability or infringement of any Licensed Patent, New Licensed Patent, Ono Patent or Joint Patent shall be submitted to a court of competent jurisdiction in any country in which such patent or trademark rights were granted or arose.
     15.7 Injunctive Relief. Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order, in any court of competent jurisdiction, so as to prevent any Confidential Information from being disclosed in violation of this Agreement.
ARTICLE 16
MISCELLANEOUS
     16.1 Change of Control. In the event of a Change of Control of Ono in which the Acquirer is developing or commercializing any Competitive Product in the Field, then such Competitive Product will be divested within [**] ([**]) [**] of the effective date of such Change of Control; provided, however, that in the event that (i) such divesture is not completed within such [**] ([**])- [**] period or (ii) the Acquirer is one of the Persons set forth on Schedule 16.1,
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

then Onyx shall have the right to immediately terminate this Agreement upon written notice to Ono. For clarity, in the event that Onyx undergoes a Change of Control, there will be no change in Ono’s or Onyx’s rights and obligations under this Agreement or any ancillary agreement related hereto; provided, however, that following such a Change of Control affiliates of the Acquirer shall not be Affiliates of Onyx hereunder.
     16.2 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement between the Parties dated March 15, 2010 (which shall remain effective prior to the Effective Date). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.
     16.3 Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. For clarity, a Party shall not be released from making payments owed hereunder because of force majeure affecting such Party; provided that, a Party shall be entitled to defer a specific payment to the extent that its banking institution is closed as a result of a force majeure event; provided further that, any such deferred payments shall be made to the other Party as promptly as practicable once any such force majeure ends up.
     16.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.4, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a business day, (ii) on the third (3rd) business day after mailing if sent by a reputable international overnight courier service, or (iii) on the seventh (7th) business day after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Onyx:	Onyx Pharmaceuticals, Inc.
2100 Powell St.
Emeryville, CA 94608
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Attention: Dr. Juergen Lasowski
Senior Vice President of Corporate Development
Fax: +1 (510) 597-6603

Onyx Therapeutics, Inc.
2100 Powell St.
Emeryville, CA 94608
Attention: Suzanne Shema
Corporate Officer and Secretary
Fax: +1 (510) 597-6603

With a copy to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Attention: Randall B. Sunberg
Fax: +1 (609) 919-6701

If to Ono:	Ono Pharmaceutical Co., Ltd.
8-2, Kyutaromachi 1-chome
Chuo-ku, Osaka 541-8564, Japan
Attention: [**]
Fax: [**]

With a copy to:	Ono Pharma USA, Inc.
2000 Lenox Drive
Lawrenceville, NJ 08648, USA
Attention: [**]
Fax: [**]
     16.5 No Strict Construction; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each ARTICLE and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular ARTICLE or Section.
     16.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (A) Onyx may make such an assignment, in whole or in part, without Ono’s consent to (i) Affiliates, or (ii) a successor to a material interest in this Agreement or substantially all of the business of Onyx to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction and (B) subject to Section 16.1, Ono may make such an assignment, in whole or in part, without Onyx’s consent to (i) Affiliates, or (ii) a successor to substantially all of the business of Ono to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors of the
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.6 shall be null, void and of no legal effect.
     16.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     16.8 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     16.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
     16.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
     16.11 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.
     16.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page follows]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

Ono Pharmaceutical Co., Ltd.		Onyx Pharmaceuticals, Inc.

By:	/s/ Gyo Sagara	By:	/s/ N. Anthony Coles
Name: Gyo Sagara		Name: N. Anthony Coles
Title: President, Representative Director and CEO		Title: President & CEO

Onyx Therapeutics, Inc.

		By:	/s/ Suzanne M. Shema
Name: Suzanne M. Shema
Title: Officer — Secretary
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.3
CARFILZOMIB CHEMICAL STRUCTURE
Molecular formula: [**]
Molecular Mass: [**]
Molecular Structure: [**]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.51
ONX 0912 CHEMICAL STRUCTURE
Molecular formula: [**]
Molecular Mass: [**]
Molecular Structure: [**]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 3.2
INITIAL JDC MEMBERS
ONYX:
     [**]
ONO:
     [**]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 4.3.2
INITIAL DEVELOPMENT PLAN
& [**]
A.	Development Plan for Carfilozmib as of the Effective Date

[**]

B.	Development Plan for ONX 0912 as of the Effective Date

[**]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 4.4.1
CERTAIN GENERAL DEVELOPMENT ACTIVITIES
[**]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 10.2.5
LICENSED PATENTS
[**]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 16.1
ACQUIRERS TRIGGERING TERMINATION
     [**]
[ ** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.